Form 10-K405, Exhibit 13
period 1996-12-31
HOME BANCORP OF ELGIN INC
filed 1997-03-28
CIK 1016325

EXHIBIT 13.1
                                  ------------


          Portions of the Company's 1996 Annual Report to Stockholders

                SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

         The selected financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

                                                                          At Or For The Year Ended December 31,
                                                                          -------------------------------------
                                                              1996         1995            1994           1993          1992
                                                           ---------     ---------      ---------       --------      ------
                                                                    (Dollars in thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:
 Total assets.........................................     $ 356,335     $ 304,520      $ 306,956     $ 334,390     $ 347,173
 Loans receivable, net (1)............................       261,306       267,153        271,040       301,676       289,186
 Investment securities held to maturity...............        53,786         5,948         5,918             --         6,019
 Savings deposits.....................................       251,795       259,972        267,938       293,932       318,971
 Borrowed funds.......................................            --         4,000             --         7,000            --
 Stockholders' equity.................................        99,881        36,683         34,319        29,961        25,701


SELECTED OPERATING DATA:
 Interest income......................................     $  23,059     $  22,925      $  24,669     $  27,652     $  28,639
 Interest expense on savings deposits and
   borrowed funds.....................................        10,881        10,850         10,484        11,791        14,068
                                                             -------       -------        -------       -------       -------

 Net interest income before provision for
     loan losses......................................        12,178        12,075         14,185        15,861        14,571
 Provision for loan losses............................           120           180            240           240           256
                                                             -------       -------        -------       -------       -------

 Net interest income after provision for
      loan losses.....................................        12,058        11,895         13,945        15,621        14,315
 Noninterest income, excluding gain on sale
     of branches......................................         1,221         1,150          1,471         1,566         1,244
 Gain on sale of branches.............................            --            --          1,683           822            --
                                                             -------        ------         ------       -------        ------
 Noninterest income...................................         1,221         1,150          3,154         2,388         1,244

 Noninterest expense..................................        12,220         9,069          9,624        10,402         9,526
                                                              ------        ------         ------        ------        ------

 Income before income tax expense and
     cumulative effect of change in accounting
     principle........................................         1,059         3,976          7,475         7,607         6,033
 Income tax expense...................................           417         1,612          3,117         2,998         2,265
                                                              ------        ------         ------        ------        ------

 Income before cumulative effect of change
     in accounting principle..........................           642         2,364          4,358         4,609         3,768
 Cumulative effect of change in accounting
     for income taxes (2).............................            --            --             --           348            --
                                                              ------      --------       --------      --------      --------

 Net income...........................................      $    642     $   2,364      $   4,358     $   4,261     $   3,768
                                                            ========     =========      =========     =========     =========

 Earnings per share (10) (11).........................      $   0.10            NA             NA            NA            NA
                                                            ========            ==             ==            ==            ==


(Notes on following page)

                                           SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

                                                                        At Or For the Year Ended December 31,
                                                            ----------------------------------------------------------
                                                            1996           1995      1994       1993       1992
                                                            ----           ----      ----       ----       ----
                                                            (Dollars in thousands, except shares and per share amounts)
SELECTED FINANCIAL RATIOS(3):
   PERFORMANCE RATIOS:
      Return on average assets(4)(5) ...........              0.20%          0.78%    1.33%     1.22%       1.13%
      Return on average equity(4)(5) ...........              1.11           6.53    13.45     15.26       15.89
      Average interest rate spread(6) ..........              3.28           3.78     4.31      4.60        4.45
      Net interest margin(7) ...................              4.02           4.19     4.53      4.77        4.60
      Average interest-earning assets to average
         interest-bearing liabilities ..........            120.29         111.09   106.84    104.71      103.48
      Noninterest expense to average assets(4) .              3.81           2.99     2.93      2.98        2.86
   CAPITAL RATIOS(3):
      Average equity to average assets .........             18.07          11.93     9.84      7.99        7.12
      Equity to total assets at end of period ..             28.03          12.05    11.18      8.96        7.40
      Consolidated tangible capital ............             28.03          11.96    11.18      8.95        7.40
      Consolidated core capital ................             28.03          11.96    11.18      8.95        7.40
      Consolidated total risk-based capital ....             61.90          23.32    21.90     16.39       14.10
   ASSET QUALITY RATIOS AND OTHER DATA(3):
      Total non-performing loans(8) ............           $   937         $  9l6   $  986   $ 1,642     $ 2,356
      Real Estate owned, net ...................               550            496      514       433         629
      Non-performing loans to total loans ......              0.36%          0.34%    0.36%     0.54%       0.81%
      Non-performing assets to total assets ....              0.42           0.46     0.49      0.62        0.86
      Allowance for loan losses to:
         Non-performing loans ..................            100.85          90.17    65.82     24.91       23.26
         Total loans(9) ........................              0.36           0.31     0.24      0.14        0.19

Number of shares outstanding (11) ..............         7,009,250             NA       NA        NA          NA
Book value per share (11) ......................            $14.25             NA       NA        NA          NA
Full service offices ...........................                 5              5        5         7           8



(1) Loans receivable, net, represents gross loans less net deferred loan fees, loans in process and allowance for loan losses.
(2) Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), on January 1, 1993, the Association changed prospectively from the deferred method to the liability method of accounting for income taxes. The effect of the adoption of this standard is reflected in the financial statements as the cumulative effect of change in accounting principle.
(3) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate. Asset Quality Ratios and Capital
     Ratios are end-of-period ratios.
(4) Includes one-time charge of $1,759,000 ($1,077,000 net of tax effects) associated with the recapitalization of the Savings
     Association Insurance Fund (the "SAIF") and a loss on curtailment of pension plan of $837,000 ($512,000 net of tax effects) for the year ended December 31, 1996. Excluding the SAIF recapitalization charge and the loss on curtailment of the pension plan, the return on average assets and average equity would have been 0.70% and 3.85%, respectively, for the year ended December 31, 1996.
     Likewise, the ratio of noninterest expense to average assets would have been 3.00% for the year ended December 31, 1996.
(5) Includes gain on sale of branches. Return on average assets excluding the gain on sale of branches would have been 1.03% and 1.08% in 1994 and 1993, respectively. Return on average equity excluding the gain on sale of branches would have been 10.42% and 13.48% in 1994 and 1993, respectively.
(6) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) Non-performing loans consist of non-accrual loans; the Company did not have any loans that were 90 days or more past due and still accruing at any of the dates presented.
(9) Total loans represents gross loans less deferred loan fees and loans in process.
(10) For the year ended December 31, 1996, earnings per share was calculated as if the Company's initial public offering had taken place on January 1, 1996.
(11) Per share information for the years ended December 31, 1995, 1994, 1993 and 1992 cannot be computed, because the Company did not issue stock until September 26, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

On September 26, 1996, Home Federal Savings and Loan Association of Elgin ("Home Federal" or the "Association") completed its conversion from mutual to stock form and became a wholly-owned subsidiary of Home Bancorp of Elgin, Inc. ("Home Bancorp" or the "Company"). On such date, the Company sold 7,009,250 shares of it's common stock, par value $.01 per share to the public, at a per share price of $10.00. The conversion and offering raised $62.4 million in net proceeds. The Company's sole business activity consists of the ownership of the Association. The Company also invests in short-term investment grade marketable securities and other liquid investments. The financial data presented in this Annual Report represents the activity of the Association for the period prior to September 26, 1996 and the activity of Home Bancorp and subsidiary consolidated thereafter. The Association's principal business consists of attracting deposits from the public and investing those deposits, along with funds generated from operations, primarily in loans secured by mortgages on one- to four-family residences. The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as savings deposits. The Association also generates noninterest income such as service charges and other fees. The Association's noninterest expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of real estate owned, data processing fees and other operating expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies and actions of regulatory agencies. During the year ended December 31, 1994 the Association sold branches, which resulted in a gain of $1.7 million. These non-recurring gains represented approximately 22.5% of income before income tax expense in 1994. The Association does not intend to sell any branches in the foreseeable future. The Association exceeded all of its regulatory capital requirements at December 31, 1996.

MANAGEMENT STRATEGY

Beginning in 1993, the Association began to implement a business strategy that was intended to improve the Association's profitability and capital position. The business strategy includes, among other things, an aggressive program to reduce general and administrative expenses, which resulted in the sale of three branch offices (one during 1993 and two during 1994). The branch sales also had the effect of increasing the Association's capital by a total of $1.5 million. The Association's business strategy also provides for an operating plan that, among other things, (i) emphasizes the origination of one- to four-family residential mortgage loans (secured by properties located in portions of Cook, Kane, Lake, McHenry, DuPage and DeKalb counties in Illinois, the Association's delineated lending area), with a particular emphasis on the origination of adjustable-rate mortgage loans; (ii) provides for the origination of multifamily, commercial real estate, construction, land and other loans (consisting primarily of passbook savings and consumer loans) in the Association's delineated lending area; (iii) requires the Association to maintain high asset quality by originating all loans in strict compliance with its underwriting standards; and (iv) focuses on attracting transactional deposit accounts (rather than certificates of deposit). The Association seeks to attract and retain customers by providing a high level of personal service, a variety of loan and deposit products and extended office hours, as well as 14 ATMs at convenient locations throughout the Association's market area.

The Association's business strategy has focused on improving the Association's profitability and capital position and increasing transactional deposit accounts and loans made at market rates. Certain steps taken by management to implement such strategy prior to the conversion in 1996, including branch sales, have succeeded in increasing the Association's capital level and reducing its operating expenses, but have also had the effect of decreasing total assets and total savings deposits. Such reductions in assets and savings deposits, when combined with the Association's sensitivity to interest rates, also resulted in a reduction in net income. However, in an effort to address the contraction of deposits, the Association has taken steps to increase core non-interest bearing transactional deposit accounts and related services. These include the relocation of the South Elgin Office along with the addition of five drive-up lanes in the heart of the commercial and residential growth area. Convenient access to deposit accounts is also being improved with the addition of a debit card program scheduled for March 1997 and home banking via personal computer and phone in May 1997. In an effort to increase loan originations in 1997, the Association intends to embark on a campaign to improve realtor and builder relations through improved communications. Regular contact with real estate professionals is scheduled, including direct mail, faxes, and personal visits. Proven high volume realtors in particular are being targeted. The Association's market is experiencing steady growth, however the market is highly fragmented among local financial institutions and branches of the major Chicago area banks. Management is committed to getting its message to the community, but has determined that paying higher than market rates to attract deposits and originating loans at rates below market or with higher credit risk would not be prudent strategies as they would not improve profitability.

In particular, the effects of management's business strategy as noted above include the following. Total assets increased $9.2 million from $347.2 million at December 31, 1992 to $356.4 million at December 31, 1996. The increase was primarily due to the net proceeds of $62.4 million from the conversion. The increase was offset by branch sales of $17.1 million and $19.4 million in 1993 and 1994, respectively, and a $16.7 million decrease as the result of competitive market conditions and the Association's decision not to pay rates higher than market on deposits and not to originate loans at rates below market. The branch sales increased the Association's capital by $1.5 million and reduced general and administrative expenses. The Association's gross loans decreased $29.0 million from $293.6 million at December 31, 1992 to $264.6 million at December 31, 1996. This decline was due to competitive market conditions and the Association's decision not to offer loans at rates below market. The funds generated from the repayments of loans in 1993 and 1994 were primarily used to fund branch sales. The Association's savings deposits decreased $67.2 million from $319.0 million at December 31, 1992 to $251.8 million at December 31, 1996. The decrease was primarily due to the sale of branches in 1993 and 1994 with savings deposits totaling $39.9 million and $4.7 million as a result of withdrawals directed by depositors for purchase of stock in the Offering. The remainder of the decrease was due to competitive market conditions and the Association's decision not to pay rates higher than the market to attract deposits.

MANAGEMENT OF INTEREST RATE RISK

The principal objectives of the Company's and Association's interest rate risk management activities are to (i) evaluate the interest rate risk included in certain balance sheet accounts, (ii) determine the appropriate level of risk given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, (iii) establish prudent asset concentration guidelines and (iv) manage the risk consistent with guidelines approved by the Board of Directors. The Association seeks to reduce the vulnerability of its operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Association closely monitors its interest rate risk as such risk relates to its operating strategies through its Asset/Liability Management Committee (the "ALCO Committee") which reports to the Association's Board of Directors on at least a quarterly basis. The ALCO Committee is responsible for reviewing and monitoring the interest rate risk position of the Association to ensure compliance with the Association's business plan. The ALCO Committee is also responsible for informing the Board of Directors of regulatory developments affecting the Association's policy regarding asset and liability management. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Association and the Company.

As a traditional thrift lender, the Association has a significant amount of its interest-earning assets invested in fixed-rate mortgage loans with contractual maturities of up to 30 years. At December 31, 1996, an aggregate of $198.3 million, or 63.5%, of total interest-earning assets were invested in such assets.

The Association has taken several actions designed to manage its level of interest rate risk under various market conditions. These actions have included:
(i) increasing the interest rate sensitivity of the Association's one- to four-family residential loan portfolio through the origination of adjustable-rate mortgage loans and 15-year fixed rate mortgage loans, as market conditions permit; (ii) increasing the proportion of liquid assets invested in instruments with maturities of two years or less; and (iii) undertaking an effort to lengthen the maturities of its certificates of deposit. Neither the Company nor the Association engages in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company and the Association do not intend to engage in such activities in the immediate future. Management believes that maintaining a high level of capital also serves to reduce the effects of the Association's exposure to interest rate risk, and certain other techniques that reduce interest rate risk but give rise to other forms of risk are not acceptable solutions.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a company's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within the same time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap position would theoretically tend to result in an increase in net interest income. Based upon the assumptions used in the following table, at December 31, 1996, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $22.1 million, representing a one-year cumulative "gap," as a percentage of total assets of negative 6.21%. As a result, the Company has limited vulnerability to increases in interest rates.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1996 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, the Company utilized the national deposit decay rate assumptions published by the OTS as of December 31, 1996 which, for NOW/Super NOW accounts, money market accounts and passbook accounts in the one year or less category were 58%, 69% and 72%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-rate loans and fixed-rate loans and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments.

                                                                      AT DECEMBER 31, 1996
                                                         MORE THAN   MORE THAN     MORE THAN    MORE THAN
                                           3 MONTHS      3 MONTHS     6 MONTHS      1 YEAR       3 YEARS      MORE THAN
                                            OR LESS     TO 6 MONTHS  TO 1 YEAR     TO 3 YEARS   TO 5 YEARS     5 YEARS     TOTAL
                                        --------------  ----------- -----------   ------------ ------------  -----------  --------
                                                                (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
Loans receivable(1).....................  $ 14,305       $13,444      $ 25,887      $81,328      $ 33,701      $ 93,586    $ 262,251
Investment securities held to maturity..    24,777            --        29,009           --            --            --       53,786
Mortgage-backed securities held to maturity      6             6            14           56            39            21          142
Interest-earning deposits...............    22,341            --            --           --            --            --       22,341
FHLB of Chicago stock...................     2,678            --            --           --            --            --        2,678
                                          --------       -------      --------      -------      --------      --------     --------
    Total interest-earning assets.......  $ 64,107       $13,450      $ 54,910      $81,384      $ 33,740      $ 93,607    $ 341,198
                                          ========       =======      ========      =======      ========      ========    =========

INTEREST-BEARING LIABILITIES:
  NOW/Super NOW accounts................  $ 7,614        $ 7,614      $ 9,818       $ 6,042      $ 3,992       $ 7,720      $42,800
  Money market accounts.................    3,714          3,714        4,136         3,171        1,236           792       16,763
  Passbook accounts.....................   14,688         14,688       15,496         4,801         3,469        9,029       62,171
  Certificates of deposit...............   26,139         15,657       31,314        28,164       23,918            --      125,192
                                          -------        -------      -------       -------      -------       -------      -------
     Total interest-bearing liabilities.  $52,155        $41,673      $60,764       $42,178      $32,615       $17,541     $246,926
                                          =======        =======      =======       =======      =======       =======     =========

Interest sensitivity gap per period.....  $11,952       $(28,223)    $ (5,854)      $39,206      $ 1,125       $76,066
Cumulative interest sensitivity gap.....   11,952        (16,271)     (22,125)       17,081       18,206        94,272
Cumulative interest sensitivity gap
  as a percent of total assets..........     3.35%         (4.57)%      (6.21)%        4.79%        5.11%        26.46%
Cumulative total interest-earning assets
  as a percent of cumulative total inter-
  est-bearing liabilities...............   122.92%         82.66%       85.69%       108.68%      107.94%       138.18%

--------------------
(1) Loans receivable represents gross loans less net deferred loan fees and loans in process.


Certain shortcomings are inherent in the methods of analysis presented in the table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following table sets forth certain information relating to the Company's statements of financial condition and the statements of operations at and for the years ended December 31, 1996, 1995 and 1994 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average monthly balances. The yields and costs include fees which are considered adjustments to yields.


                                         AT DECEMBER 31,                        FOR THE YEAR ENDED DECEMBER 31,
                                              1996                         1996                                 1995
                                  ------------------------   ----------------------------------   ----------------------------------
                                                WEIGHTED                               AVERAGE                              AVERAGE
                                                 AVERAGE       AVERAGE                 YIELD/       AVERAGE                 YIELD/
                                  BALANCE        RATE (1)      BALANCE    INTEREST      COST        BALANCE   INTEREST       COST
                                  -------       ----------   ----------   ---------   ---------   ----------  ---------   ----------
                                                                                     (DOLLARS IN THOUSANDS)
ASSETS:
  INTEREST-EARNING ASSETS:
    Real estate loans(2)....        $261,590        7.65%     $264,219     $20,936       7.92%     $269,323    $21,719        8.06%
    Other loans.............             661         9.10          603          56        9.29          670         60         8.96
    Mortgage-backed securities           142         6.97          160          11        6.88          213         15         7.04
    Investment securities...          53,786         5.41       14,385         780        5.42        5,934        360         6.07
    Interest-earning deposits         22,341         6.39       21,187       1,089        5.14        8,981        569         6.34
    FHLB of Chicago stock...           2,678         7.00        2,741         187        6.82        3,045        202         6.63
                                   ---------        -----     --------    --------       -----    ---------   --------      -------
      Total interest-earning
      assets................         341,198        7.21%      303,295     $23,059       7.60%      288,166    $22,925        7.96%
                                     -------       -----       -------     =======      -----      --------    =======      ------
    Allowance for loan losses          (945)                     (890)                                (746)
    Non-interest-earning assets       16,082                    18,349                               15,769
                                    --------                  --------                            ---------
      Total assets..........        $356,335                  $320,754                             $303,189
                                    ========                  ========                             ========

LIABILITIES AND EQUITY:
  INTEREST-BEARING LIABILITIES:
    NOW/Super Now accounts..         $42,800        2.25%      $42,544        $906       2.13%      $43,035       $980        2.28%
    Money market accounts...          16,763         3.22       17,111         556        3.25       19,927        565         2.84
    Passbook accounts.......          62,171         3.00       64,523       2,017        3.13       69,362      2,137         3.08
    Certificates of deposit.         125,192         5.79      127,286       7,365        5.79      125,820      7,091         5.64
    Borrowed funds..........               -            -          667          37        5.55        1,250         77         6.16
                                   ---------     --------    ---------     -------      ------     --------    -------      -------
      Total interest bearing
        liabilities.........         246,926        4.30%      252,131      10,881       4.32%      259,394     10,850         4.18%
                                    --------       -----      --------      ------      -----       -------     ------        ------
  Non-interest-bearing NOW
      accounts..............           4,869                     6,132                                3,410
  Other non-interest-bearing
      liabilities...........           4,659                     4,531                                4,208
                                   ---------                 ---------                             --------
      Total liabilities.....         256,454                   262,794                              267,012
  Equity....................          99,881                    57,960                               36,177
                                   ---------                  --------                            ---------
      Total liabilities and
      equity................        $356,335                  $320,754                             $303,189
                                    ========                  ========                             ========

Net interest income.........                                               $12,178                             $12,075
                                                                           =======                             =======
Interest rate spread(3).....                        2.91%                                3.28%                                 3.78%
                                                   =====                                =====                               =======
Net interest margin(4)......                                                             4.02%                                 4.19%
                                                                                        =====                               =======
Ratio of interest-earning assets to
     interest-bearing liabilities                 138.18%                              120.29%                               111.09%
                                                  ======                               ======                                ======




                                       FOR THE YEAR ENDED DECEMBER 31,
                                                      1994
                                     -----------------------------------
                                                                AVERAGE
                                      AVERAGE                    YIELD/
                                      BALANCE     INTEREST        COST
                                     ---------    ---------      ------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
  INTEREST-EARNING ASSETS:
    Real estate loans(2)....          $281,240     $23,160       8.24%
    Other loans.............               747          63        8.43
    Mortgage-backed securities             266          18        6.77
    Investment securities...             4,431         264        5.96
    Interest-earning deposits           23,013         977        4.25
    FHLB of Chicago stock...             3,126         187        5.98
                                      --------    --------      ------
      Total interest-earning
      assets................           312,823     $24,669       7.89%
                                      --------     =======      -------
    Allowance for loan losses            (572)
    Non-interest-earning assets         16,628
                                      --------
      Total assets..........          $328,879
                                      ========

LIABILITIES AND EQUITY:
  INTEREST-BEARING LIABILITIES:
    NOW/Super Now accounts..           $52,685      $1,066       2.02%
    Money market accounts...            27,517         767        2.79
    Passbook accounts.......            86,062       2,627        3.05
    Certificates of deposit.           125,946       5,985        4.75
    Borrowed funds..........               583          39        6.69
                                      --------     -------     -------
      Total interest bearing
        liabilities.........           292,793      10,484       3.58%
                                      --------      ------     -------
  Non-interest-bearing NOW
      accounts..............                --
  Other non-interest-bearing
      liabilities...........             3,715
                                      --------
      Total liabilities.....           296,508
  Equity....................            32,371
                                     ---------
      Total liabilities and
      equity................          $328,879
                                      ========

Net interest income.........                       $14,185
                                                   =======
Interest rate spread(3).....                                     4.31%
                                                               ======
Net interest margin(4)......                                     4.53%
                                                               ======
Ratio of interest-earning assets to
  interest-bearing liabilities                                 106.84%
                                                               ======




------------------
(1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.

(2) In computing the average balance of loans, non-accrual loans have been included.

(3) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net interest margin on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and the change in the volume or amount of these assets and liabilities. In general, increases in the volume or amount of interest-bearing liabilities, as well as increases in the interest rates paid on interest-bearing liabilities, and decreases in the volume or amount of interest-earning assets, as well as decreases in the yields earned on interest-earning assets, have the effect of reducing the Company's net interest income. Conversely, increases in the volume or amount of the Company's interest-earning assets, as well as increases in the yields earned on interest-earning assets, and decreases in the volume or amount of interest-bearing liabilities, as well as decreases in the rates paid on interest-bearing liabilities, have the effect of increasing the Company's net interest income. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to separately reflect the changes due to the volume and the changes due to rate.


                                                      YEAR ENDED                         YEAR ENDED
                                                   DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                      COMPARED TO                        COMPARED TO
                                                      YEAR ENDED                         YEAR ENDED
                                                   DECEMBER 31, 1995                  DECEMBER 31, 1994
                                                   -----------------                  -----------------
                                               INCREASE/(DECREASE) DUE TO         INCREASE/(DECREASE) DUE TO
                                               --------------------------         --------------------------
                                            VOLUME       RATE        NET       VOLUME       RATE         NET
                                            ------       ----        ---       ------       ----         ---
                                                                    (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Real estate loans.....................  $   (408)   $   (375)  $   (783)   $   (968)   $   (473)   $ (1,441)
   Other loans...........................        (6)          2         (4)         (7)          4          (3)
   Mortgage-backed securities............        (4)         --         (4)         (4)          1          (3)
   Investment securities.................       454         (34)       420          91           5          96
   Interest-earning deposits.............       604         (84)       520      (2,119)      1,711        (408)
   FHLB of Chicago stock.................       (21)          6        (15)         (5)         20          15
                                           --------    --------   --------    --------    --------    --------
        Total............................  $    619    $   (485)  $    134    $ (3,012)   $  1,268    $ (1,744)
                                           ========    ========   ========    ========    ========    ========
INTEREST-BEARING LIABILITIES:
    NOW/Super Now accounts...............  $    (11)   $    (63)  $    (74)   $   (273)   $    187    $    (86)
    Money market accounts................       (86)         77         (9)       (215)         13        (202)
    Passbook accounts....................      (152)         32       (120)       (515)         25        (490)
    Certificates of deposit..............        83         191        274          (6)      1,112       1,106
    Borrowed funds.......................       (33)         (7)       (40)         41          (3)         38
                                           --------    --------   --------    --------    --------    --------
         Total...........................  $   (199)   $    230   $     31    $   (968)   $  1,334    $    366
                                           ========    ========   ========    =========   ========    ========
Net change in net interest income........  $    818    $   (715)  $    103    $ (2,044)   $    (66)   $ (2,110)
                                           ========    ========   ========    ========    ========    ========


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

Total assets increased $51.8 million or 17.0% from $304.5 million at December 31, 1995 to $356.3 million at December 31, 1996. The increase in total assets was primarily due to net proceeds from the initial public offering (the "Offering") of $62.4 million which was partially offset by the repayment of $4.0 million of borrowed funds and disbursement of funds resulting from the decrease in savings deposits of $8.2 million.

Cash and due from banks decreased $4.3 million or 43.5% from $10.0 million at December 31, 1995 to $5.7 million at December 31, 1996. The decrease was primarily due to funds disbursed to repay borrowed funds of $4.0 million, disbursements for withdrawals of $8.2 million in savings deposits and disbursements of $1.4 million for office properties and equipment. These decreases were offset by the funds received from the decrease in loans receivable of $5.8 million, the $378,000 decrease in Federal Home Loan Bank ("FHLB") of Chicago stock, $1.1 million transferred from interest-earning deposits, and $1.5 million of net cash provided by operating activities.

Interest-earning deposits increased $13.7 million or 160.1% from $8.6 million at December 31, 1995 to $22.3 million at December 31, 1996. The increase was primarily due to receipt of $14.8 million, a part of the proceeds from the Offering. This was offset by a $1.1 million transfer of funds to cash and due from banks.

Investment securities increased $47.9 million or 804.3% from $5.9 million at December 31, 1995 to $53.8 million at December 31, 1996. The increase was primarily due to the $47.6 million purchase of investment securities using proceeds from the Offering.

Loans receivable decreased $5.9 million or 2.2% from $267.2 million at December 31, 1995 to $261.3 million at December 31, 1996. The decrease was primarily due to loan repayments exceeding loan originations.

Office properties and equipment increased $747,000 or 11.0% from $6,817,000 at December 31, 1995 to $7,564,000 at December 31, 1996. The increase was primarily due to the cost for the new South Elgin branch office.

Savings deposits decreased $8.2 million or 3.1% from $260.0 million at December 31, 1995 to $251.8 million at December 31, 1996. Savings deposits decreased $4.7 million as a result of withdrawals directed by depositors for purchase of stock in the Offering and $3.5 million as a result of market conditions and the purchase of stock in the Offering by account holders that paid with a check drawn on the Association.

Borrowed funds decreased $4.0 million from December 31, 1995 as a result of all borrowed funds being repaid in 1996.

Stockholders' equity increased $63.2 million or 172.3% from $36.7 million at December 31, 1995 to $99.9 million at December 31, 1996. The increase is primarily due to net proceeds from the conversion of $62.4 million. The remainder of the increase was from operations for 1996. The book value is $14.25 per share at December 31, 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

GENERAL

Net income for the year ended December 31, 1996 decreased $1.7 million or 72.8% from $2.4 million for the year ended December 31, 1995 to $642,000 or $0.10 per share. The $1.7 million decrease was primarily due to an increase of $3.1 million in noninterest expense, which was offset, in part, by an increase of $104,000 in net interest income before provision for loan losses, a decrease of $60,000 in provision for loan losses, an increase of $71,000 in noninterest income and a decrease of $1.2 million in income tax expense. The $3.1 million increase in noninterest expense was primarily due to an increase of $1.2 million in compensation and benefits expense and an increase of $1.7 million in federal deposit insurance premiums. The $1.2 million increase in compensation and benefits expense was primarily due to pension curtailment expense of $837,000 resulting from the termination of the Association's pension plan in connection with the conversion, expense of $189,000 as a result of the adoption of the Employee Stock Ownership Plan (the "ESOP"), and normal salary increases. The $1.7 million increase in federal deposit insurance premiums was due to the one-time charge of $1.8 million resulting from the recently enacted assessment to recapitalize the Savings Association Insurance Fund (the "SAIF"). The decrease in income tax expense of $1.2 million was attributable to lower taxable income. Home Bancorp's net income for the year ended December 31, 1996, excluding the one-time after-tax charge of $1,077,000 for the recapitalization of the SAIF and excluding the one-time after-tax charge $512,000 for the curtailment of the Association's pension plan, would have been $2,231,000 or $0.35 per share as compared to net income of $2,364,000 for the year ended December 31, 1995.

INTEREST INCOME

Interest income increased $134,000 or 0.6% from $22.9 million for the year ended December 31, 1995 to $23.1 million for the year ended December 31, 1996. The increase was due primarily to an increase in the average balance of interest-earning assets of $15.1 million or 5.3% from $288.2 million for the year ended December 31, 1995 to $303.3 million for the year ended December 31, 1996. This increase was partially offset by a decrease in the average yield on interest-earning assets of 36 basis points from 7.96% for the year ended December 31, 1995 to 7.60% for the year ended December 31, 1996 and the $5.1 million or 1.9% decrease in the average balance of real estate loans from $269.3 million for the year ended December 31, 1995 to $264.2 million for the year ended December 31, 1996. The increase in the average balance of interest-earning assets was primarily due to receipt of the net proceeds from the Offering which was partially offset by the decrease in the average balance of interest-earning assets due to market conditions. The average rate on interest-earning assets decreased primarily as a result of the rates on new loan originations being lower than the rates on loans repaid, and lower average rates on interest-earning deposits and investment securities for the year ended December 31, 1996 compared to the year ended December 31, 1995. The decrease in the average real estate loans was the result of competitive market conditions and the decision by management not to offer loans at rates below market.

INTEREST EXPENSE

Interest expense increased $31,000 or 0.3% from $10,850,000 for the year ended December 31, 1995 to $10,881,000 for the year ended December 31, 1996. This increase was primarily due to the increase in the average rate paid on interest-bearing liabilities of 14 basis points from 4.18% for the year ended December 31, 1995 to 4.32% for the year ended December 31, 1996. This is due primarily to new certificates of deposit earning higher rates of interest than maturing deposits. This increase was offset, in part, by a decrease in the average balance of interest-bearing liabilities of $7.3 million or 2.8% from $259.4 million for the year ended December 31, 1995 to $252.1 million for the year ended December 31, 1996. The decrease in average interest-bearing liabilities was due to competitive market conditions and the Association's decision not to offer above market interest rates on its savings deposits.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

Net interest income before provision for loan losses increased $104,000 or 0.9% from $12.1 million for the year ended December 31, 1995 to $12.2 million for the year ended December 31, 1996. This was primarily due to the 9.2% increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 111.09% for the year ended December 31, 1995 to 120.29% for the year ended December 31, 1996. This increase was offset, in part, by the 50 basis point decrease in the average interest rate spread from 3.78% for the year ended December 31, 1995 to 3.28% for the year ended December 31, 1996.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased $60,000 or 33.3% from $180,000 for the year ended December 31, 1995 to $120,000 for the year ended December 31, 1996. Management determined that decreasing the provision for loan losses was appropriate in light of its review of the Association's loan portfolio, asset quality, delinquent and non-performing loans, the historically low loan loss experience and the national and regional economies. Management also considered the fact that the Association had a slightly smaller loan portfolio in the year ended December 31, 1996 as compared to the year ended December 31, 1995. The ratio of the allowance for loan losses to non-performing loans was 100.85% and 90.17% at December 31, 1996 and December 31, 1995, respectively, and the ratio of the allowance for loan losses to total loans was 0.36% and 0.31% at such respective dates. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, such as independent appraisals for significant collateral properties, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control. The directors of the Association and the Company have reviewed the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy.

NONINTEREST INCOME

Noninterest income increased $71,000 or 6.2% from $1,150,000 for the year ended December 31, 1995 to $1,221,000 for the year ended December 31, 1996. The increase was primarily due to an increase in service fee income of $47,000 from $1,129,000 for the year ended December 31, 1995 to $1,176,000 for the year ended December 31, 1996. The increase in service fee income is due primarily to a change in the Association's ATM processors, which resulted in service fee income and expenses being accounted for on a gross basis as a part of both noninterest income and noninterest expense. In addition, in 1996 the Association sold real estate owned and realized a gain of $20,600. There were no gains on sale of real estate owned in 1995.

NONINTEREST EXPENSE

Noninterest expense increased $3.1 million or 34.7% from $9.1 million for the year ended December 31, 1995 to $12.2 million for the year ended December 31, 1996. The increase was primarily due to increases in compensation and benefits expense, federal deposit insurance premium expense, advertising and promotion expense, automated teller machine expense and other expense. Compensation and benefits expense increased $1.3 million or 31.2% from $3.9 million for the year ended December 31, 1995 to $5.2 million for the year ended December 31, 1996. The $1.3 million increase was primarily due to a one-time pension curtailment expense of $837,000 resulting from the termination of the Association's pension plan in connection with the conversion, additional expense of $189,000 as a result of the adoption of the ESOP, and normal salary increases. The $1.7 million or 244.3% increase in federal deposit insurance premiums was due to the one-time charge of $1.8 million resulting from the recently enacted assessment to recapitalize the SAIF. Advertising and promotion expense increased $69,000 or 18.6% from $371,000 for the year ended December 31,

1995 to $440,000 for the year ended December 31, 1996. The increase in advertising and promotion expense was primarily due to the promotion expense associated with the grand opening of the newly relocated South Elgin office. Automated teller machine expense increased $102,000 or 32.5% from $314,000 for the year ended December 31, 1995 to $416,000 for the year ended December 31, 1996. The increase was primarily due to a change in the Association's ATM processors, which resulted in service fee income and expenses being accounted for on a gross basis as a part of both noninterest income and noninterest expense. Other expense increased $77,000 or 6.6% from $1,186,000 for the year ended December 31, 1995 to $1,263,000 for the year ended December 31, 1996. This increase was primarily due to increases in stationary, printing and office supplies, as a result of the relocation of the South Elgin office and the conversion, a one-time increase in insurance expense for additional coverage required in connection with the conversion and increased real estate expense for repair of real estate owned.

INCOME TAX EXPENSE

Income tax expense decreased $1.2 million or 74.1% from $1.6 million for the year ended December 31, 1995 to $417,000 for the year ended December 31, 1996. This was attributable to a decrease in income before income taxes of $2.9 million. The effective tax rate for the year ended December 31, 1996 was 39.4% which was comparable to 40.5% for the year ended December 31, 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1995 AND 1994

Total assets decreased $2.5 million to $304.5 million at December 31, 1995 from $307.0 million at December 31, 1994. This decrease in total assets was primarily the result of a decrease in savings deposits of $8.0 million to $260.0 million at December 31, 1995 from $268.0 million at December 31, 1994, which was offset by an increase in advances from the FHLB of Chicago of $4.0 million and an increase in retained earnings of $2.4 million for 1995. The increase in retained earnings was due to net income for the year ended December 31, 1995. Loans receivable decreased by $3.8 million to $267.2 million at December 31, 1995 from $271.0 million at December 31, 1994, which resulted from loan repayments exceeding loan originations. This was offset by an increase in cash and due from banks of $365,000 to $10.0 million at December 31, 1995 from $9.7 million at December 31, 1994 and an increase in office properties and equipment of $743,000 to $6.8 million at December 31, 1995 from $6.1 million at December 31, 1994. The increase in office properties and equipment was due to the building of a drive-up facility at the Bartlett branch office.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

GENERAL

Net income for the year ended December 31, 1995 decreased $2.0 million or 45.5% from $4.4 million for the year ended December 31, 1994 to $2.4 million. The $2.0 million decrease was due to a decrease of $2.1 million in net interest income before provision for loan losses and a decrease of $2.0 million in noninterest income, which were offset by a decrease of $555,000 in noninterest expense and a decrease in income tax expense of $1.5 million. The decreases in net interest income before provision for loan losses and in noninterest income resulted primarily from a gain on the sale of two branch offices in 1994 of $1.7 million. No such gain occurred during 1995. Net income before the gain on sale of branches in 1994 would have been $3.4 million. Net income for the year ended December 31, 1995 decreased $1.0 million or 29.4% from 1994 levels excluding the gain on sale of branches.

INTEREST INCOME

Interest income decreased $1.8 million or 7.3% from $24.7 million for the year ended December 31, 1994 to $22.9 million for the year ended December 31, 1995. The decrease was due primarily to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased $24.6 million or 7.9% from $312.8 million for the year ended December 31, 1994 to $288.2 million for the year ended December 31, 1995. This decrease was due primarily to the sale of two branch offices in December 1994, which reduced interest-earning assets by $19.4 million. The remainder of the decrease in average interest-earning assets was due to competitive market conditions and the Association's decision not to offer loan products at below market interest rates. The average yield on the Association's average interest-earning assets increased 7 basis points from 7.89% for the year ended December 31, 1994 to 7.96% for the year ended December 31, 1995.

INTEREST EXPENSE

Interest expense increased $366,000 or 3.5% from $10.5 million for the year ended December 31, 1994 to $10.9 million for the year ended December 31, 1995. This increase was due to an increase in the cost of average interest-bearing liabilities resulting primarily from increases in market rates of interest during the year. The average rate paid on average interest-bearing liabilities increased 60 basis points from 3.58% for the year ended December 31, 1994 to 4.18% for the year ended December 31, 1995. These increases were offset by lower average balances in total interest-bearing liabilities. The average balance of interest-bearing liabilities decreased $33.4 million from $292.8 million for the year ended December 31, 1994 to $259.4 million for the year ended December 31, 1995. This decline was due primarily to the sale of two branch offices in December 1994, which resulted in a decrease in savings deposit balances of $21.8 million. The remainder of the decrease in average interest-bearing liabilities was due to competitive market conditions and the Association's decision not to offer above market interest rates on its savings deposits.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

Net interest income before provision for loan losses decreased $2.1 million from $14.2 million for the year ended December 31, 1994 to $12.1 million for the year ended December 31, 1995. This was due to the average interest rate spread decreasing 53 basis points from 4.31% for the year ended December 31, 1994 to 3.78% for the year ended December 31, 1995, which was offset by a decrease in average interest-bearing liabilities of $8.8 million more than average interest earning assets for the year ended December 31, 1995 compared to the year ended December 31, 1994.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased by $60,000 or 25.0% from $240,000 for the year ended December 31, 1994 to $180,000 for the year ended December 31, 1995. Management determined that decreasing the provision for loan losses was appropriate in light of its review of the Association's loan portfolio, improving asset quality, a slightly smaller loan portfolio, trends in the Association's delinquent and non-performing loans and the national and regional economies. The ratio of the allowance for loan losses to non-performing loans was 90.17% and 65.82% at December 31, 1995 and 1994, respectively, and the ratio of the allowance for loan losses to total loans was 0.31% and 0.24% at such respective dates. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, such as independent appraisals for significant collateral properties, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control. The directors of the Association and the Company have reviewed the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy.

NONINTEREST INCOME

Noninterest income decreased $2.0 million or 63.5% from $3.2 million for the year ended December 31, 1994 to $1.2 million for the year ended December 31, 1995. In 1994, two branches were sold for a gain of $1.7 million. No branches were sold in 1995. Service fee income decreased $233,000 or 17.1% from $1.4 million for the year ended December 31, 1994 to $1.1 million for the year ended December 31, 1995. This decrease was due primarily to a decrease in fees on savings accounts as a result of the branch sales.

NONINTEREST EXPENSE

Noninterest expense decreased $555,000 or 5.8% from $9.6 million for the year ended December 31, 1994 to $9.1 million for the year ended December 31, 1995. Compensation and benefits expense decreased $463,000, a 10.5% decrease from $4.4 million in the year ended December 31, 1994 to $3.9 million for the year ended December 31, 1995. This was primarily attributable to the decrease in staff size that resulted from the sale of two branches, which was offset by normal salary increases. Occupancy expense decreased $75,000 for the year ended December 31, 1995 to $1.6 million from $1.7 million for the year ended December 31, 1994. FDIC insurance premiums decreased $58,000 or 7.6% from $767,000 for the year ended December 31, 1994 to $709,000 for the year ended December 31, 1995. Other noninterest expense decreased $81,000 to $1.2 million for the year ended December 31, 1995 from $1.3 million for the year ended December 31, 1994. The decreases in occupancy, FDIC insurance premiums and other noninterest expense were due primarily to the sale of the two branch offices in December 1994. Data processing expense increased $92,000 or 10.7% to $950,000 for the year ended December 31, 1995 from $858,000 for the year ended December 31, 1994. This increase was due to service bureau costs associated with increased automation and improvements to the data processing system.

INCOME TAX EXPENSE

Income tax expense decreased $1.5 million from $3.1 million for the year ended December 31, 1994 to $1.6 million for the year ended December 31, 1995 due to a decrease in income before income taxes of $3.5 million. The effective tax rate was 41% for the year ended December 31, 1995, which was comparable to the effective tax rate of 42% for 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are the Association's savings deposits and principal and interest payments on loans and securities and, to a limited extent, borrowings from the FHLB of Chicago. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flows from the Company's operating activities amounted to

$1.5 million, $1.7 million and $4.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

The Association is required to maintain an average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable savings deposit accounts plus short-term borrowings as defined by the regulations of the OTS. The minimum required liquidity and short-term liquidity ratios are currently 5.0% and 1.0%, respectively. At December 31, 1996, 1995 and 1994, the Association's liquidity ratios were 20.67%, 8.24% and 9.56%, respectively, and its short-term liquidity ratios were 20.67%, 5.97% and 7.50%, respectively. The increase in the liquidity and short term liquidity ratios for 1996 were primarily attributable to the investment of the Offering proceeds in short term liquid investments. The levels of the Association's short-term liquid assets are dependent on the Association's operating, financing and investing activities during any given period. Management believes it will have adequate resources to fund all commitments on a short-term and long-term basis in accordance with its business strategy.

The primary investing activities of the Association are the origination of mortgage and other loans and the purchase of U.S. government or U.S. government agency securities. During the years ended December 31, 1996, 1995 and 1994, the Association's disbursements for loan originations totalled $36.3 million, $34.0 million and $21.3 million, respectively. These activities were funded primarily by net savings deposit inflows and principal repayments on loans and securities. The Association had borrowings at December 31, 1995 of $4.0 million. There were no borrowings outstanding at December 31, 1996. Cash flows used in investing activities of the Company amounted to $42.4 million for the year ended December 31, 1996. Cash flows provided by investing activities amounted to $2.8 million and $25.4 million for the years ended December 31, 1995 and 1994, respectively.

For the years ended December 31, 1996, 1995 and 1994, the Association experienced net decreases in savings deposits (including the effect of interest credited) of $8.2 million, $8.0 million and $26.7 million, respectively. The decrease in 1994 included the sales of two branches, which decreased savings deposits $21.8 million. In addition, during 1996, 1995 and 1994, the Association experienced decreases in savings deposits as a result of competitive market conditions and management's decision not to offer above-market interest rates on its savings deposits. Management does not expect savings deposits to continue to decrease in the future. In fact, management expects some growth of deposits in the future although no assurance can be given that such growth will occur. Steps that management has taken to increase transaction accounts have included providing drive-up lanes for the first time at the newly relocated South Elgin branch office which opened in November 1996. Access to deposit accounts is being enhanced by the scheduled addition of a debit card program in March 1997 and home banking via personal computer or phone in May 1997. It is anticipated the added convenience of these services will have a positive impact on deposit flows. The growth is expected to have a positive effect on the financial condition, liquidity and operations of the Association.

Cash flows provided by financing activities of the Company amounted to $50.3 million for the year ended December 31, 1996. This was primarily from net proceeds of $62.4 million from the Offering. Cash flows used in financing activities amounted to $4.2 million and $31.3 million for the years ended December 31, 1995 and 1994, respectively.

See the "Consolidated Statements of Cash Flows" in the Financial Statements included in this Annual Report for the sources and uses of cash flows for operating activities, investing activities and financing activities for each of the years ended December 31, 1996, 1995 and 1994.

The Association has other sources of liquidity if a need for additional funds arises, including the ability to obtain FHLB of Chicago advances of up to $54 million based on the Association's current investment in FHLB of Chicago stock.

At December 31, 1996, the Association had outstanding loan origination commitments of $2.7 million, undisbursed loans in process of $872,000 and unused lines of consumer credit of $266,000. The Association anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from December 31, 1996 totalled $73.1 million. Based upon the Association's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Association.

At December 31, 1996, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $65.6 million, or 20.05% of total adjusted assets, which is above the required level of $4.9 million or 1.50%; core capital of $65.6 million, or 20.05% of total adjusted assets, which is above the required level of $9.8 million or 3.00%; and total risk-based capital of $66.6 million, or 41.1% of risk-weighted assets, which is above the required level of $13.0 million, or 8.00%.

IMPACT OF INFLATION AND CHANGING PRICES

The Company's Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Various assets are excluded from the scope of SFAS 121, including financial instruments which constitute most of the Association's assets. For assets included in the scope of SFAS 121, such as office property and equipment, an impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying value. Measurement of the impairment loss is based on the fair value of the asset. SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Association adopted SFAS 121 on January 1, 1996, and it did not have a material impact on the Company's results of operations or financial position.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("SFAS 122"), which amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"). SFAS 122 is effective for fiscal years beginning after December 15, 1995. SFAS 122 requires that entities recognize, as separate assets, rights to service mortgage loans for others regardless of how those servicing rights are acquired. Additionally, SFAS 122 requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights and that the impairment be recognized through a valuation allowance. These requirements will accelerate the income recognition associated with mortgage banking activities, increase future operating expense due to the amortization of servicing rights and will also result in greater earnings volatility for those institutions involved in mortgage banking activities. The implementation of SFAS 122 on January 1, 1996 did not have a material impact on the Company's financial condition or results of operations, because the Association does not currently conduct mortgage banking activities or purchase loan servicing rights.

In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Company to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board ("APB") Opinion 25, using the intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in APB Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g. stock option plans, stock purchase plans, restricted stock plans and stock appreciation rights). SFAS 123 also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. The disclosure provisions of SFAS 123 are effective for fiscal years beginning after December 15, 1995, however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. The Company expects to account for its stock-based compensation arrangements as prescribed in APB Opinion 25 upon the approval of a stock option plan and a recognition and retention plan by the stockholders.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), which supersedes FASB Statements No. 76, "Extinguishments of Debt," and No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." This statement amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and amends and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights now set forth in SFAS 65, and supersedes SFAS 122. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

SFAS 125 further requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values on the date of the transfer. SFAS 125 also requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them to certain circumstances in which the secured party has taken control of those assets. SFAS 125 requires that a liability be derecognized if and only if either
(i) the debtor pays the creditor and is relieved of its obligation for the liability or (ii) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Company does not expect the impact of SFAS 125 to have a material impact on the Company's financial statements.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Home Bancorp of Elgin, Inc.'s common stock is traded on the Nasdaq National Market and is listed under the symbol "HBEI." As of December 31, 1996, there were 7,009,250 shares of common stock outstanding, which were held by approximately 1,090 stockholders of record. On December 31, 1996, the last trading date of the 1996 fiscal year, the Company's common stock closed at $13.50 per share. The price range of the common stock from the date the stock began trading on September 27, 1996 to December 31, 1996 was as follows:

                  HIGH                      LOW
                 $13.50                   $11.875


The Board of Directors did not declare dividends on the Common Stock during the fiscal year ended December 31, 1996. In the future, declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition, results of operations, tax considerations, general economic conditions, industry standards and other factors. No assurances can be given, however, that any dividends will be paid or, if payment is commenced, will continue to be paid.

As the principal asset of the Company, the Association will provide the principal source of funds for payment of dividends by the Company. The Association will not be permitted to pay dividends on its capital stock if, among other things, its stockholders' equity would be reduced below the amount required for the liquidation account. Regulations of the Office of Thrift Supervision may limit the Association's ability to make capital distributions including payment of dividends to the Company.

Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may be dependent, in part, upon dividends from the Association. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

The Company is also subject to the terms of a certification made to the OTS in connection with the applications to the OTS for approval of the Conversion, which certification prohibits the Company from taking any actions to further any payments to its stockholders through a return of excess capital for a period of one year following the Conversion without the prior written consent of the OTS. The certification expressly does not apply to taxable dividend payments made by the Company or to dividend payments made by the Association to the Company.

                     [Letterhead of KPMG Peat Marwick LLP]





                          INDEPENDENT AUDITORS' REPORT


     The Board of Directors
     Home Bancorp of Elgin, Inc.
     Elgin, Illinois:


     We have audited the accompanying consolidated balance sheets of Home Bancorp of Elgin, Inc. and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Bancorp of Elgin, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.





     /s/ KPMG Peat Marwick LLP

     Chicago, Illinois
     January 24, 1997

HOME BANCORP OF ELGIN, INC.

Consolidated Balance Sheets

December 31, 1996 and 1995

----------------------------------------------------------------------------------------------------------------------------

                                         ASSETS                                                      1996             1995
----------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                                    $      5,661,507      10,021,150
Interest-earning deposits                                                                        22,341,178       8,588,077
Investment securities held to maturity (note 2)                                                  53,785,506       5,947,500
Loans receivable, net (note 3)                                                                  261,305,887     267,153,449
Government National Mortgage Association
    mortgage-backed securities held to maturity                                                     142,028         186,536
Accrued interest receivable (note 4)                                                              1,701,337       1,483,915
Real estate owned and in judgment, at lower of cost or fair value (net of allowance for losses of $20,000 at
    December 31, 1996 and 1995)                                                                     549,550         495,882
Federal Home Loan Bank of Chicago stock, at cost                                                  2,678,000       3,056,200
Office properties and equipment, net (note 5)                                                     7,564,243       6,817,288
Prepaid expenses and other assets                                                                   605,752         770,447
----------------------------------------------------------------------------------------------------------------------------

                                                                                           $    356,334,988     304,520,444
----------------------------------------------------------------------------------------------------------------------------

                          LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------

Savings deposits (note 6)                                                                       251,794,846     259,971,796
Advances from the Federal Home Loan
    Bank of Chicago (note 7)                                                                          -           4,000,000
Advance payments by borrowers for taxes and
    insurance                                                                                     2,012,440       1,859,851
Accrued interest payable and other liabilities                                                    2,646,853       2,005,801
----------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                               256,454,139     267,837,448

Stockholders' equity:
    Preferred stock, $.01 par value, 3,000,000 shares
       authorized; none outstanding                                                                   -               -
    Common stock, $.01 par value; 12,000,000 shares
       authorized, 7,009,250 shares issued and outstanding at
       December 31, 1996                                                                             70,093           -
    Additional paid-in capital                                                                   67,953,355           -
    Retained earnings, substantially restricted                                                  37,324,616      36,682,996
    Unearned ESOP compensation                                                                   (5,467,215)          -
----------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                       99,880,849      36,682,996
----------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                 $    356,334,988     304,520,444
----------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Earnings

Years ended December 31, 1996, 1995 and 1994

---------------------------------------------------------------------------------------------------------------------------

                                                                                         1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------

Interest income:
    Loans secured by real estate                                              $     20,935,854    21,719,506    23,163,269
    Other loans                                                                         55,990        60,009        60,004
    Mortgage-backed securities held to maturity                                         11,323        15,131        17,948
    Investment securities held to maturity                                             780,480       360,000       263,689
    Interest-earning deposits                                                        1,089,273       568,537       977,355
    Federal Home Loan Bank of Chicago stock                                            186,538       201,817       186,586
---------------------------------------------------------------------------------------------------------------------------

                                                                                    23,059,458    22,925,000    24,668,851
---------------------------------------------------------------------------------------------------------------------------

Interest expense:
    Savings deposits                                                                10,843,847    10,773,428    10,444,459
    Borrowed funds                                                                      37,261        76,961        39,424
---------------------------------------------------------------------------------------------------------------------------

                                                                                    10,881,108    10,850,389    10,483,883
---------------------------------------------------------------------------------------------------------------------------

Net interest income before provision for loan losses                                12,178,350    12,074,611    14,184,968
Provision for loan losses                                                              120,000       180,000       240,000
---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                                 12,058,350    11,894,611    13,944,968
---------------------------------------------------------------------------------------------------------------------------

Noninterest income:
    Service fee income                                                               1,176,021     1,129,082     1,361,371
    Gain on sale of branches                                                             -             -         1,683,298
    Gain on sale of real estate owned                                                   20,647         -             -
    Gain on sale of office properties and equipment                                      1,216         -            47,699
    Other income                                                                        23,228        21,073        61,135
---------------------------------------------------------------------------------------------------------------------------

                                                                                     1,221,112     1,150,155     3,153,503
---------------------------------------------------------------------------------------------------------------------------

Noninterest expense:
    Compensation and benefits                                                        5,156,608     3,931,277     4,394,161
    Occupancy expense                                                                1,556,536     1,607,595     1,682,715
    Federal deposit insurance premiums                                               2,441,413       709,346       766,734
    Advertising and promotion                                                          440,496       371,421       334,289
    Automatic teller machine                                                           416,257       313,886       321,269
    Data processing                                                                    945,888       949,789       858,033
    Other                                                                            1,263,478     1,185,539     1,266,652
---------------------------------------------------------------------------------------------------------------------------

                                                                                    12,220,676     9,068,853     9,623,853
---------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                           1,058,786     3,975,913     7,474,618
Income tax expense                                                                     417,166     1,611,896     3,116,871
---------------------------------------------------------------------------------------------------------------------------

Net income                                                                    $        641,620     2,364,017     4,357,747
---------------------------------------------------------------------------------------------------------------------------

Earnings per share                                                            $             0.10       -             -
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1996, 1995 and 1994

=========================================================================================================================

                                                                                               Common
                                                              Additional                       stock
                                     Preferred    Common        paid-in        Retained       acquired
                                       stock       stock        capital        earnings       by ESOP          Total
-------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993       $     -            -              -         29,961,232          -          29,961,232

Net income                               -            -              -          4,357,747          -           4,357,747
-------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994             -            -              -         34,318,979          -          34,318,979

Net income                               -            -              -          2,364,017          -           2,364,017
-------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995             -            -              -         36,682,996          -          36,682,996

Net income                               -            -              -            641,620          -             641,620

Net proceeds of common
    stock issued                         -        70,093       67,904,289           -         (5,607,400)     62,366,982

Cost of ESOP shares released             -            -              -              -            140,185         140,185

Market adjustment for
    committed ESOP shares                -            -            49,066           -              -              49,066
-------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996       $     -        70,093       67,953,355      37,324,616     (5,467,215)     99,880,849
-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995 and 1994
----------------------------------------------------------------------------------------------------------------------------

                                                                                           1996        1995         1994
----------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                                                      $      641,620   2,364,017     4,357,747
   Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                                                     609,529     740,415       701,679
        Provision for deferred income taxes                                               119,014     169,984       524,351
        Provision for possible loan losses                                                120,000     180,000       240,000
        Accretion of discounts, net                                                      (265,324)    (30,278)      (21,860)
        Market adjustment for committed ESOP shares                                        49,066         -             -
        Cost of ESOP shares released                                                      140,185         -             -
        Decrease in deferred loan fees                                                   (373,787)   (513,104)     (630,999)
        Gain on sale of real estate owned                                                 (20,647)        -             -
        Gain on sale of branches                                                              -           -      (1,683,298)
        Gain on sale of office properties and equipment                                    (1,216)        -         (47,699)
        Federal Home Loan Bank of Chicago stock dividend                                      -       (46,300)          -
        Decrease (increase) in accrued interest receivable                               (217,422)   (213,374)      277,140
        Decrease (increase) in prepaid expenses and other assets, net                     164,695    (101,037)       92,086
        Increase (decrease) in accrued interest payable
          and other liabilities, net                                                      522,038    (810,719)      661,237
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                               1,487,751   1,739,604     4,470,384
----------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Net decrease in loans receivable                                                     6,068,328   4,238,149    30,906,019
   Repayment of mortgage-backed securities held to maturity                                44,261      56,579        52,510
   Purchase of investment securities held to maturity                                 (47,572,435)        -      (5,895,000)
   Purchase of office properties and equipment                                         (1,356,484) (1,483,769)     (570,859)
   Proceeds from the sale of office properties and equipment                                1,216         -         243,528
   Redemption of stock in the Federal Home
      Loan Bank of Chicago                                                                378,200         -         698,200
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                                   (42,436,914)  2,810,959    25,434,398
----------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Increase (decrease) in Federal Home Loan Bank of Chicago advances                   (4,000,000)  4,000,000    (7,000,000)
   Net proceeds from sale of stock                                                     62,366,982         -             -
   Decrease in savings deposits, net of sale of branch deposits in 1994                (8,176,950) (7,966,235)   (4,902,273)
   Cash paid upon sale of branch deposits                                                     -           -     (19,408,455)
   Net increase (decrease) in advance payments by borrowers
      for taxes and insurance                                                             152,589    (192,747)       17,191
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                                    50,342,621  (4,158,982)  (31,293,537)
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                        9,393,458     391,581    (1,388,755)
Cash and cash equivalents at beginning of year                                         18,609,227  18,217,646    19,606,401
----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                           $   28,002,685  18,609,227    18,217,646
----------------------------------------------------------------------------------------------------------------------------

   Cash paid during the year for:
      Interest                                                                     $   10,922,792  10,810,205    10,465,325
      Income taxes                                                                        550,000   1,298,000     1,881,000
   Noncash transfer of loans receivable to real estate owned and in
      judgment, net                                                                       220,652     194,218       272,300
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements

December 31, 1996, 1995 and 1994

================================================================================

 (1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Home Bancorp of Elgin, Inc. and subsidiary (the Company) prepares its financial statements on the basis of generally accepted accounting principles. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

              REORGANIZATION TO A STOCK CORPORATION

        On April 18, 1996, the Board of Directors of Home Federal Savings and Loan Association of Elgin (the Association) adopted a plan of conversion (which was amended on June 6, 1996) pursuant to which the Association converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of the Company. On September 26, 1996, the Company sold 7,009,250 shares of common stock at $10.00 per share during the subscription offering. Total net proceeds, after reflecting conversion expenses of approximately $2,100,000 and including the sale of common stock to the ESOP, were approximately $68,000,000 and are reflected as common stock and additional paid-in capital on the accompanying consolidated balance sheet. The Company utilized $28,300,000 of the net proceeds to acquire all of the issued and outstanding capital stock of the Association.

        As part of the conversion, the Association established a liquidation account for the benefit of eligible depositors as of the eligibility date, who continue to maintain deposits in the Association following the conversion. The balance in this account decreases each year in which deposit balances of eligible account holders decline. In the unlikely event of a complete liquidation of the Association, each eligible depositor who has continued to maintain deposits in the Association following the conversion will be entitled to receive a liquidation distribution from the liquidation account, based on such depositor's proportionate share of the then total remaining qualifying deposits, prior to any distribution to Home Bancorp of Elgin, Inc. as the sole shareholder of the Association. Dividends cannot be paid from retained earnings allocated to the liquidation account.

        Prior to the stock conversion, the Company had not issued any stock, had no assets or liabilities, and had not engaged in any business activities other than of an organizational nature. Accordingly, operating activities prior to September 26, 1996 reflect the operations of the Association only.

              PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Home Bancorp of Elgin, Inc. and its wholly owned subsidiary, Home Federal Savings and Loan Association of Elgin. All significant intercompany balances have been eliminated in consolidation.

              USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

              NEW ACCOUNTING STANDARDS

        Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," (Statement 121) effective for fiscal years ending after December 15, 1995, provides separate guidelines for establishing carrying values of long-lived assets and certain identifiable intangible assets based on intent to either hold and use an asset or dispose of an asset. Statement 121 had no material effect on the Company's financial condition or results of operations.


                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

        Statement of Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation," (Statement 123) permits the Company to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board (APB) Opinion 25. The Company expects to account for its stock-based compensation arrangements as prescribed in APB 25 upon the approval of the stock option plan and the Recognition and Retention Program by the stockholders.

        Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (Statement 125) requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Company will apply the new rules prospectively to transactions beginning in the first quarter of 1997. Based on current circumstances, the Company believes the application of the new rules will not have a material impact on the financial statements.

              INVESTMENT SECURITIES

        Investment securities which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Investments purchased for the purpose of being sold are classified as trading securities and recorded at fair value with any changes in fair value included in earnings. All other investments that are not classified as held to maturity or trading are classified as available for sale. Investments available for sale are recorded at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method.

              LOANS RECEIVABLE

        Loans receivable are stated at unpaid principal balances less loans in process, deferred loan fees, and allowance for loan losses. Interest income is accrued as earned based upon the principal balance outstanding.

        The allowance for loan losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In the opinion of management, the allowance is adequate to absorb foreseeable losses. Interest income is not recognized on loans which are 90 days or greater delinquent or on loans which management believes the interest is uncollectible.

        Certain nonrefundable loan fees and direct costs of loan origination are deferred at the time a loan is originated. Net deferred loan fees are recognized as yield adjustments over the contractual life of the loan using the interest method.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

         The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (Statement
         114) and Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures" (Statement 118), effective January 1, 1995. Statement 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Statement 118 eliminates the provisions in Statement 114 that describe how a creditor should report interest income on an impaired loan, and allows a creditor to use existing methods to recognize and measure interest income on an impaired loan. Homogeneous loans that are collectively evaluated for impairment, including real estate mortgage loans and consumer loans, are excluded from the provisions of Statement 114.

              MORTGAGE-BACKED SECURITIES

        Amortization of premiums and accretion of discounts are recognized in interest income over the contractual life of the related securities using the interest method. Mortgage-backed securities are classified as held to maturity and are recorded at amortized cost. There were no sales of mortgage-backed securities in 1996, 1995 and 1994. Gross unrealized gains on mortgage-backed securities were $494 and $6,293 at December 31, 1996 and 1995, respectively.

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

        Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated balance sheet at cost as a reduction of stockholders' equity.

              DEPRECIATION AND AMORTIZATION

        Depreciation and amortization of office properties and equipment are computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives used in calculating depreciation and amortization expense range from 3 years to 50 years.

              INCOME TAXES

        Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              EARNINGS PER SHARE

        Earnings per share of common stock for the year ended December 31, 1996 has been determined by dividing net income for the year by 6,448,655, the weighted average number of primary shares of common stock and common stock equivalents outstanding, determined as if the Company's initial public offering took place on January 1, 1996. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of January 1, 1996. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released. Earnings per share information for the prior years cannot be computed because the Company did not issue stock until September 26, 1996.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

              CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits.


 (2)    INVESTMENT SECURITIES HELD TO MATURITY

         The amortized cost and estimated fair value of investment securities held to maturity are summarized as follows:

===========================================================================================================================

                                                                                      Gross         Gross       Estimated
                                                                    Amortized      unrealized    unrealized       fair
                                                                      cost            gains        losses         value
---------------------------------------------------------------------------------------------------------------------------

        1996 -
              United States Government and
                 agency obligations                           $     53,785,506         11,564            -      53,797,070
---------------------------------------------------------------------------------------------------------------------------

        1995 -
              United States Government and
                 agency obligations                           $      5,947,500         82,500            -       6,030,000
---------------------------------------------------------------------------------------------------------------------------

        The amortized cost and estimated fair value of investment securities held to maturity at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

===========================================================================================================================

                                                                                                                Estimated
                                                                                               Amortized          fair
                                                                                                 cost             value
---------------------------------------------------------------------------------------------------------------------------

        Due in one year or less                                                         $       53,785,506      53,797,070
===========================================================================================================================

        There were no sales of investment securities held to maturity in 1996, 1995 or 1994.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

 (3)    LOANS RECEIVABLE

        A comparative summary of loans receivable follows:

=============================================================================================================================

                                                                                               1996               1995
---------------------------------------------------------------------------------------------------------------------------

        Mortgage loans:
            One to four-family                                                       $       259,784,613       265,116,190
            Multi-family                                                                       2,628,060         3,105,626
            Construction and land                                                                750,011           456,295
            Commercial                                                                           815,027           890,568
---------------------------------------------------------------------------------------------------------------------------

        Total mortgage loans                                                                 263,977,711       269,568,679
---------------------------------------------------------------------------------------------------------------------------

        Other loans:
            Passbook savings                                                                     573,450           627,449
            Consumer installment loans                                                            87,790            91,634
---------------------------------------------------------------------------------------------------------------------------

        Total other loans                                                                        661,240           719,083
---------------------------------------------------------------------------------------------------------------------------

        Gross loans receivable                                                               264,638,951       270,287,762
        Less:
            Loans in process                                                                    (871,918)         (418,468)
            Deferred loan fees                                                                (1,516,347)       (1,890,134)
            Allowance for loan losses                                                           (944,799)         (825,711)
---------------------------------------------------------------------------------------------------------------------------

                                                                                     $       261,305,887       267,153,449
===========================================================================================================================

        Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

===========================================================================================================================

                                                                                          1996           1995         1994
---------------------------------------------------------------------------------------------------------------------------

        Balance at beginning of year                                             $      825,711       649,357      409,357
        Provision for loan losses                                                       120,000       180,000      240,000
        Charge-offs                                                                        (912)       (3,646)          -
---------------------------------------------------------------------------------------------------------------------------

                                                                                 $      944,799       825,711      649,357
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

        Loans receivable delinquent three months or more at December 31 are as follows:

===========================================================================================================================

                                                                                                             Percentage of
                                                                                 Number                       gross loans
                                                                                of loans        Amount        receivable
---------------------------------------------------------------------------------------------------------------------------

        1996                                                                       14       $    936,842         0.36
        1995                                                                       17            915,472         0.34
        1994                                                                       19            985,856         0.36
===========================================================================================================================

        The Company discontinues recognizing interest on loans 90 days and greater delinquent and on loans where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent, based on their original contractual terms, was approximately $68,000, $36,000 and $59,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

        No loans were identified as impaired under the provisions of Statement 114 by the Company at December 31, 1996 and 1995.


 (4)    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows:

===========================================================================================================================

                                                                                                    1996              1995
---------------------------------------------------------------------------------------------------------------------------

        Loans receivable                                                                    $    1,310,132       1,443,745
        Mortgage-backed securities held to maturity                                                    881           1,167
        Investment securities held to maturity                                                     435,149          82,500
        FHLB of Chicago stock                                                                       47,121          53,923
        Reserve for uncollected interest                                                           (91,946)        (97,420)
---------------------------------------------------------------------------------------------------------------------------

                                                                                            $    1,701,337       1,483,915
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

 (5)    OFFICE PROPERTIES AND EQUIPMENT

        A comparative summary of office properties and equipment follows:

=============================================================================================================================

                                                                                                  1996             1995
---------------------------------------------------------------------------------------------------------------------------

        Land                                                                             $      1,667,515        1,582,241
        Office buildings                                                                        5,646,704        4,823,178
        Office building improvements                                                            1,689,753        1,688,413
        Leasehold improvements                                                                         -           230,656
        Parking lot improvements                                                                  364,921          246,837
        Furniture, fixtures and equipment                                                       5,693,385        5,383,454
        Automobiles                                                                               152,551          152,551
---------------------------------------------------------------------------------------------------------------------------

                                                                                               15,214,829       14,107,330
        Less accumulated depreciation and amortization                                          7,650,586        7,290,042
---------------------------------------------------------------------------------------------------------------------------

                                                                                         $      7,564,243        6,817,288
===========================================================================================================================

        Depreciation and amortization expense was $609,529, $740,415 and $701,679 for the years ended December 31, 1996, 1995 and 1994, respectively.


 (6)    SAVINGS DEPOSITS

        Savings deposits are summarized as follows:

=============================================================================================================================

                                            Stated or weighted
                                           average interest rate                1996                            1995
                                           ---------------------       ----------------------        ------------------------
                                              1996       1995           Amount       Percent           Amount        Percent
-----------------------------------------------------------------------------------------------------------------------------

        NOW/Super NOW accounts                2.25%      2.25     $     42,800,521     17.0%     $    45,001,086      17.3%
        Money market accounts                 3.22       3.22           16,762,715      6.7           17,684,571       6.8
        Passbook accounts                     3.00       3.04           62,170,750     24.7           65,260,988      25.1
        Non-interest bearing
           NOW accounts                         -         -              4,868,813      1.9            5,178,954       2.0
---------------------------------------------------------------------------------------------------------------------------

                                                                       126,602,799     50.3          133,125,599      51.2
---------------------------------------------------------------------------------------------------------------------------
        Certificate accounts                  5.79       5.89          125,192,047     49.7          126,846,197      48.8
---------------------------------------------------------------------------------------------------------------------------

                                              4.22%      4.29     $    251,794,846    100.0%     $   259,971,796     100.0%
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

                                                                              1996                              1995
                                                                       ----------------------         -----------------------
                                                                        Amount       Percent           Amount        Percent
----------------------------------------------------------------------------------------------------------------------------

        Contractual maturity of certificate accounts:
               Under 12 months                                    $     73,110,643     58.4%     $    73,924,892      58.3%
               12 months to 36 months                                   28,164,669     22.5           25,344,322      20.0
               Over 36 months                                           23,916,735     19.1           27,576,983      21.7
---------------------------------------------------------------------------------------------------------------------------

                                                                  $    125,192,047    100.0%     $   126,846,197     100.0%
===========================================================================================================================

        The aggregate amount of savings deposits greater than $100,000 was approximately $21,284,000 and $17,068,000 at December 31, 1996 and 1995,
        respectively.

        In December 1994, the Company sold branches in Woodstock and DeKalb, Illinois. Included in these sales was the assumption of savings deposits by the purchaser of approximately $21,800,000. The Company recorded gains on the sale of branches of approximately $1,683,000.

        Interest expense on savings deposits is summarized as follows:

===========================================================================================================================

                                                                                 1996              1995              1994
---------------------------------------------------------------------------------------------------------------------------

        NOW/Super NOW accounts                                        $         905,686           979,694        1,066,214
        Money market accounts                                                   556,368           565,157          766,400
        Passbook accounts                                                     2,016,972         2,137,021        2,626,526
        Certificate accounts                                                  7,364,821         7,091,556        5,985,319
---------------------------------------------------------------------------------------------------------------------------

                                                                      $      10,843,847        10,773,428       10,444,459
---------------------------------------------------------------------------------------------------------------------------


 (7)    BORROWED FUNDS

        At December 31, 1995, borrowed funds consisted of advances from the Federal Home Loan Bank of Chicago of $4,000,000, which were due on demand under an open line of credit. The interest rate on the advances at December 31, 1995 was 5.3%. The Company has a collateral pledge agreement whereby it agrees to keep on hand, free of all other pledges, loans and encumbrances, performing loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advances. All stock in the Federal Home Loan Bank of Chicago and all mortgage-backed securities are also pledged as additional collateral for advances. There were no borrowed funds at December 31, 1996.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

 (8)    REGULATORY MATTERS

        The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined) and of tangible capital (as defined) to average assets (as defined). As of December 31, 1996, the Association met capital ratios required to be categorized as well capitalized under the regulatory framework. There are no conditions or events since year end that management believes would effect the Association's category.

        The following table summarizes the Company's and the Association's actual capital and the Association's required capital at December 31, 1996 (dollars in thousands):

============================================================================================================================

                                                                                                             To be well
                                                                                      For capital         capitalized under
                                                                                       adequacy           prompt corrective
                                                                 Actual                 purposes                action
                                                           -----------------        ---------------       -----------------
                                                           Amount      Ratio        Amount    Ratio       Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------

        Total capital (to risk weighted assets):
           Consolidated                              $    100,826    61.90%     $     N/A      N/A     $    N/A       N/A
           Home Federal Savings and Loan
               Association                                 66,586    41.09          12,964    8.00        16,205    10.00
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to risk weighted assets):
           Consolidated                                    99,881    61.32            N/A      N/A          N/A       N/A
           Home Federal Savings and Loan
               Association                                 65,641    40.51            N/A      N/A         9,722     6.00
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to average assets):
           Consolidated                                    99,881    28.03            N/A      N/A          N/A       N/A
           Home Federal Savings and Loan
               Association                                 65,641    20.05           9,824    3.00        16,373     5.00
---------------------------------------------------------------------------------------------------------------------------

        Tangible capital:
           Consolidated                                    99,881    28.03            N/A      N/A          N/A       N/A
           Home Federal Savings and Loan
               Association                                 65,641    20.05           4,912    1.50          N/A       N/A
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

 (9)    INCOME TAXES

        Income tax expense is summarized as follows for the years ended December 31:


===========================================================================================================================

                                                                                      1996           1995            1994
---------------------------------------------------------------------------------------------------------------------------

        Current:
            Federal                                                             $   264,908       1,131,782      2,137,909
            State                                                                    33,244         310,130        454,611
---------------------------------------------------------------------------------------------------------------------------

                                                                                    298,152       1,441,912      2,592,520
---------------------------------------------------------------------------------------------------------------------------

        Deferred:
            Federal                                                                  96,956         138,478        427,152
            State                                                                    22,058          31,506         97,199
---------------------------------------------------------------------------------------------------------------------------

                                                                                    119,014         169,984        524,351
---------------------------------------------------------------------------------------------------------------------------

                                                                                $   417,166       1,611,896      3,116,871
===========================================================================================================================

        The reasons for the difference between the effective tax rate and the corporate Federal income tax rate are summarized as follows:

===========================================================================================================================

                                                                                             1996         1995       1994
---------------------------------------------------------------------------------------------------------------------------

        Federal income tax rate                                                              34.0%        34.0       34.0
        Items affecting Federal income tax rate:
            State income taxes, net of Federal income tax benefit                             3.4          5.9        4.9
            Tax expense on recomputed base year tax reserve                                   -            -          2.4
            Other, net                                                                        2.0          0.6        0.4
---------------------------------------------------------------------------------------------------------------------------

        Effective income tax rate                                                            39.4%        40.5       41.7
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



=============================================================================================================================

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

=============================================================================================================================

                                                                                                   1996            1995
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax assets:
              Deferred loan fees                                                             $      659,771        824,714
              General allowance for losses on loans                                                 430,246        383,084
              Future benefit state tax expense                                                       65,322         57,822
              Pension expense                                                                             -         44,745
---------------------------------------------------------------------------------------------------------------------------

        Total gross deferred tax assets                                                           1,155,339      1,310,365
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax liabilities:
              Excess of tax bad debt reserve over base year amount                                1,847,791      1,849,031
              Dividends received in stock, not recognized for tax purposes                          168,959        192,819
              Depreciation                                                                          175,171        186,081
---------------------------------------------------------------------------------------------------------------------------

        Total gross deferred tax liabilities                                                      2,191,921      2,227,931
---------------------------------------------------------------------------------------------------------------------------

        Net deferred tax liabilities                                                         $    1,036,582        917,566
===========================================================================================================================

        No valuation allowance for deferred tax assets at December 31, 1996 and 1995 has been recorded, as the Company believes it is more likely than not that the deferred tax assets will be realized in the future.

        Retained earnings at December 31, 1996 and 1995 include $4,798,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


(10)    OFFICER, DIRECTOR AND EMPLOYEE BENEFIT PLANS

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

        In conjunction with the Association's conversion, the Association formed an ESOP. The ESOP covers substantially all employees that are age 21 or over and with at least 1,000 hours of service. The ESOP borrowed $5,607,400 from the Company and purchased 560,740 common shares issued in the conversion. The Association has committed to make discretionary contributions to the ESOP sufficient to service the requirements of the loan over a period of ten years. During the year ended December 31, 1996, 14,018 shares were allocated. ESOP expense recognized for the year ended December 31, 1996 was $189,000.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

              PENSION PLAN

        On June 6, 1996, the Board of Directors of the Association terminated it's noncontributory pension plan effective August 31, 1996. Plan benefits ceased to accrue on June 30, 1996. Upon termination, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump-sum settlement of the benefit entitlement. The Association recorded a pension curtailment expense of $837,000 in 1996 in conjunction with the termination of the pension plan. The pension plan was liquidated in January, 1997.

        The Association's pension plan financial data at December 31, 1996 and 1995 is shown below:

              FUNDED STATUS

===========================================================================================================================

                                                                                                  1996            1995
---------------------------------------------------------------------------------------------------------------------------

        Actuarial present value of benefit obligations:
           Accumulated benefit obligation, including
               vested benefits of $2,891,088 and $1,193,042
               at 1996 and 1995, respectively                                            $       2,891,088       1,244,941
---------------------------------------------------------------------------------------------------------------------------

        Projected benefit obligation                                                             2,891,088       2,308,703
        Plan assets at fair value                                                                1,420,829       1,464,018
---------------------------------------------------------------------------------------------------------------------------

        Projected benefit obligation greater than plan assets                                    1,470,259         844,685
        Unrecognized net loss from past experience different
           from that assumed and effects of changes in assumptions                                (288,678)       (562,635)
        Unrecognized net asset at January 1, 1987 being recognized
           over 14 years                                                                            47,181          58,965
        Unrecognized prior service cost                                                                 -          (75,935)
---------------------------------------------------------------------------------------------------------------------------

        Accrued pension cost before additional minimum liability                                 1,228,762         265,080
        Additional minimum liability                                                               241,497              -
---------------------------------------------------------------------------------------------------------------------------

        Accrued pension cost after additional minimum liability                          $       1,470,259         265,080
===========================================================================================================================

              NET PERIODIC PENSION COST

===========================================================================================================================

                                                                                     1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------

        Service cost                                                           $      81,946        114,166        202,076
        Interest cost on projected benefit obligation                                139,956        129,277        149,784
        Actual return on plan assets                                                 (96,484)       (88,394)      (223,275)
        Net amortization and deferral                                                (17,399)       (15,921)       190,295
---------------------------------------------------------------------------------------------------------------------------

        Net periodic pension cost                                              $     108,019        139,128        318,880
============================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

        The rates used in the actuarial valuations are as follows:

===========================================================================================================================

                                                                                             1996         1995        1994
---------------------------------------------------------------------------------------------------------------------------

        Discount rate                                                                       4.75%         7.25        8.75
        Long-term rate of return                                                            8.00          8.00        8.00
        Salary progression                                                                   -            6.00        6.00
===========================================================================================================================


(11)    COMMITMENTS AND CONTINGENCIES

        At December 31, 1996, the Company was obligated under operating leases on property used for branch operations and for certain equipment. Rental expense under these leases for 1996, 1995 and 1994 was $62,000, $75,000 and $144,000, respectively. Future required minimum annual rental payments under noncancelable lease agreements are as follows:

===========================================================================================================================

            Year ended
           December 31,                                                                                            Amount
---------------------------------------------------------------------------------------------------------------------------

              1997                                                                                           $      28,000
              1998                                                                                                  27,000
              1999                                                                                                  27,000
              2000                                                                                                  27,000
              2001                                                                                                  27,000
---------------------------------------------------------------------------------------------------------------------------

                                                                                                             $     136,000
===========================================================================================================================

        The Company is involved in various legal proceedings incidental to the normal course of business. Although the outcome of such litigation cannot be predicted with any certainty, management is of the opinion, based on the advice of legal counsel, that final disposition of any litigation should not have a material effect on the financial statements of the Company.


(12)    CONCENTRATIONS OF CREDIT RISK AND FINANCIAL
              INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments represent commitments to originate first mortgage loans which the Company plans to fund within the normal commitment period of 60 to 180 days.

        Substantially all of the Company's mortgage loans are secured by single-family homes in the northwestern suburban area of Chicago. The Company evaluated each customer's creditworthiness on a loan-by-loan basis thus the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the balance sheet. At December 31, 1996, the Company had commitments to originate fixed and variable rate mortgage loans of approximately $2,305,000 and $400,000, respectively, at rates ranging between 6.75% and 8.50%.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

(13)    DIVIDEND RESTRICTIONS

        The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Association) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions would require prior regulatory approval.


(14)    FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (Statement 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. Statement 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

===========================================================================================================================

                                                                      1996                                1995
                                                       --------------------------------    --------------------------------
                                                           Carrying         Estimated          Carrying         Estimated
                                                            amount          fair value          amount          fair value
---------------------------------------------------------------------------------------------------------------------------

        Financial assets:
           Cash and due from banks                $         5,661,507        5,661,507        10,021,150       10,021,150
           Interest-earning deposits                       22,341,178       22,341,178         8,588,077        8,588,077
           Investment securities
              held to maturity                             53,785,506       53,797,070         5,947,500        6,030,000
           Loans receivable                               264,638,951      266,294,948       270,287,762      272,785,658
           Mortgage-backed securities
              held to maturity                                142,028          142,522           186,536          192,829
           Accrued interest receivable                      1,701,337        1,701,337         1,483,915        1,483,915
           Federal Home Loan Bank
              of Chicago stock                              2,678,000        2,678,000         3,056,200        3,056,200
---------------------------------------------------------------------------------------------------------------------------

        Total financial assets                    $       350,948,507      352,616,562       299,571,140      302,157,829
===========================================================================================================================

        Financial liabilities:
           Nonmaturing savings deposits                   126,602,799      126,602,799       133,125,599      133,125,599
           Savings deposits with
              stated maturities                           125,192,047      126,276,699       126,846,197      128,326,571
           Borrowed funds                                          -                -          4,000,000        4,000,000
           Accrued interest payable                           118,578          118,578           160,262          160,262
---------------------------------------------------------------------------------------------------------------------------

        Total financial liabilities               $       251,913,424      252,998,076       264,132,058      265,612,432
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

              CASH AND DUE FROM BANKS AND INTEREST-EARNING DEPOSITS

        The carrying value of cash and due from banks and interest-earning deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

              INVESTMENT AND MORTGAGE-BACKED SECURITIES
                  HELD TO MATURITY

        The fair value of investment and mortgage-backed securities held to maturity is estimated based on quoted market prices.

              LOANS RECEIVABLE

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and then further segmented into fixed and variable rate interest terms and by performing and nonperforming categories. The fair value of performing fixed rate loans is calculated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on new loan rates adjusted to reflect differences in servicing and credit costs. For variable rate loans, fair value is estimated to be book value as these loans reprice frequently or have a relatively short term to maturity and there has been little or no change in credit quality since origination. Fair value for nonperforming loans is calculated by discounting estimated future cash flows using a C-rated bond yield with principal and interest assumed paid in 18 months.

              ACCRUED INTEREST RECEIVABLE

        The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

              FEDERAL HOME LOAN BANK OF CHICAGO STOCK

        The fair value of this stock is based on its redemption value.

              SAVINGS DEPOSITS

        Under Statement 107, the fair value of savings deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW/Super NOW accounts, money market accounts, and passbook accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

              BORROWED FUNDS

        The fair value of advances from the Federal Home Loan Bank of Chicago is equal to the amount payable on demand as of December 31, 1995 due to the variable interest rate on the debt.

              ACCRUED INTEREST PAYABLE

        The carrying amount of accrued interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



================================================================================

              LIMITATIONS

        The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and property, plant and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


(15)    CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following condensed statement of financial condition as of December 31, 1996 and statement of earnings and cash flows for the period from September 26, 1996 (date of commencement of operations) to December 31, 1996 for Home Bancorp of Elgin, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                        STATEMENT OF FINANCIAL CONDITION

===========================================================================================================================

                                                                                                       December 31, 1996
---------------------------------------------------------------------------------------------------------------------------

        Assets:
           Cash and cash equivalents                                                                   $       4,155,239
           Investment securities held to maturity                                                             24,776,445
           Equity investment in the Association                                                               65,592,033
           Loan receivable from Association                                                                    5,467,215
           Other assets                                                                                            1,993
---------------------------------------------------------------------------------------------------------------------------

                                                                                                       $      99,992,925
===========================================================================================================================

        Liabilities:
           Other liabilities                                                                                     161,142
---------------------------------------------------------------------------------------------------------------------------

        Stockholders' equity:
           Common stock                                                                                           70,093
           Additional paid-in capital                                                                         67,904,289
           Retained earnings                                                                                  37,324,616
           Unearned ESOP compensation                                                                         (5,467,215)
---------------------------------------------------------------------------------------------------------------------------

        Total stockholders' equity                                                                            99,831,783
---------------------------------------------------------------------------------------------------------------------------

                                                                                                       $      99,992,925
===========================================================================================================================

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



===========================================================================================================================

                              STATEMENT OF EARNINGS

===========================================================================================================================

                                                                                                         Period from
                                                                                                    September 26, 1996 to
                                                                                                      December 31, 1996
---------------------------------------------------------------------------------------------------------------------------

        Equity in undistributed earnings of the Association                                           $      494,550
        Interest income                                                                                      511,270
        Noninterest expense                                                                                  (98,549)
---------------------------------------------------------------------------------------------------------------------------

        Income before income taxes                                                                           907,271
        Income tax expense                                                                                   160,162
---------------------------------------------------------------------------------------------------------------------------

        Net income                                                                                    $      747,109
===========================================================================================================================

                             STATEMENT OF CASH FLOWS

===========================================================================================================================

                                                                                                         Period from
                                                                                                    September 26, 1996 to
                                                                                                      December 31, 1996
---------------------------------------------------------------------------------------------------------------------------

        Operating activities:
           Net income                                                                               $          747,109
           Equity in undistributed earnings of the Association                                                (494,550)
           Accretion of discounts                                                                             (237,526)
           Increase in other assets                                                                             (1,993)
           Increase in other liabilities                                                                       161,142
---------------------------------------------------------------------------------------------------------------------------

           Net cash provided by operating activities                                                           174,182
---------------------------------------------------------------------------------------------------------------------------

        Investing activities:
           Purchase of capital stock of the Association                                                    (28,379,791)
           Origination of loan receivable                                                                   (5,607,400)
           Payments on loan receivable                                                                         140,185
           Purchase of investment securities held to maturity                                              (24,538,919)
---------------------------------------------------------------------------------------------------------------------------

        Net cash provided by investing activities                                                          (58,385,925)
---------------------------------------------------------------------------------------------------------------------------

        Financing activities:
           Net proceeds from sale of common stock                                                           62,366,982
---------------------------------------------------------------------------------------------------------------------------

        Net increase in cash and cash equivalents                                                            4,155,239
        Cash and cash equivalents at beginning of period                                                            -
---------------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents at end of period                                                  $        4,155,239
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



===========================================================================================================================

(16)    QUARTERLY RESULTS OF OPERATIONS

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three month periods indicated:

============================================================================================================================

                                                 YEAR ENDED DECEMBER 31, 1996             YEAR ENDED DECEMBER 31, 1995
                                            --------------------------------------------------------------------------------
                                             1st qtr.  2nd qtr.  3rd qtr.  4th qtr.  1st qtr.   2nd qtr.  3rd qtr.  4th qtr.
----------------------------------------------------------------------------------------------------------------------------
                                                                   (in thousands, except per share data)

        Interest income                   $    5,629    5,578     5,655      6,197     5,748    5,793      5,730     5,654
        Interest expense                       2,773    2,713     2,773      2,622     2,548    2,701      2,790     2,811
--------------------------------------------------------------------------------------------------------------------------

        Net interest income before
           provision for loan losses           2,856    2,865     2,882      3,575     3,200    3,092      2,940     2,843
--------------------------------------------------------------------------------------------------------------------------
        Provision for loan losses                 30       30        30         30        45       45         45        45
        Net interest income after
           provision for loan losses           2,826    2,835     2,852      3,545     3,155    3,047      2,895     2,798
--------------------------------------------------------------------------------------------------------------------------
        Other income                             319      308       305        289       269      273        297       311
        Noninterest expense (1)                2,303    2,323     4,123      2,635     2,288    2,245      2,243     2,293
        Curtailment of pension plan               -       837        -          -         -        -          -         -
--------------------------------------------------------------------------------------------------------------------------

        Income before income tax
           expense (benefit)                     842      (17)     (966)     1,199     1,136    1,075        949       816
        Income tax expense
           (benefit)                             330       (7)     (375)       468       441      457        398       316
--------------------------------------------------------------------------------------------------------------------------

        Net income (loss)                 $      512      (10)     (591)       731       695      618        551       500
==========================================================================================================================

        Earnings (loss) per
           share (2)(3)                   $     0.08       -      (0.09)      0.11        N/A      N/A        N/A      N/A
==========================================================================================================================

        Cash dividends declared
           per share                      $       -        -         -          -         -        -          -         -
==========================================================================================================================

(1) Third quarter noninterest expense for 1996 includes a one-time special assessment charge resulting from legislation passed on September 30, 1996, regarding the Savings Association Insurance Fund (SAIF). To cover the special assessment called for by the legislation, the Company recorded a pre-tax charge of $1.8 million.

(2) For the quarters ended March 31, 1996 and June 30, 1996, earnings per share were computed as if the Company's initial public offering (which occurred on September 26, 1996) had taken place on January 1, 1996. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of January 1, 1996.

(3) Earnings per share information for 1995 cannot be computed because the Company did not issue stock until September 26, 1996.