Form 10-K, Exhibit 13
period 1997-12-31
HOME BANCORP OF ELGIN INC
filed 1998-03-31
CIK 1016325

SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.



                                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------------
                                                       1997            1996           1995           1994            1993
                                                  --------------- -------------- -------------- --------------- ---------
                                                              (Dollars in thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:
    Total assets .............................      $ 352,595       $ 356,335      $ 304,520      $ 306,956       $ 334,390
    Loans receivable, net (1) ................        298,661         261,306        267,153        271,040         301,676
    Investment securities held to maturity....           --            53,786          5,948          5,918             --
    Savings deposits .........................        248,217         251,795        259,972        267,938         293,932
    Borrowed funds ...........................          5,000             --           4,000            --            7,000
    Stockholders' equity .....................         95,215          99,881         36,683         34,319          29,961

SELECTED OPERATING DATA:
    Interest income ..........................      $  25,029       $  23,059      $  22,925       $ 24,669       $  27,652
    Interest expense on savings deposits and
       borrowed funds ........................         10,550          10,881         10,850         10,484          11,791
                                                      ---------       ---------      ---------      ---------       ---------
    Net interest income before provision for
       loan losses ...........................         14,479          12,178         12,075         14,185          15,861
    Provision for loan losses ................            120             120            180            240             240
                                                      ---------       ---------      ---------      ---------       ---------

    Net interest income after provision for
       loan losses ...........................         14,359          12,058         11,895         13,945          15,621
    Noninterest income, excluding gain on
       sale of branches ......................          1,288           1,221          1,150          1,471           1,566

    Gain on sale of branches .................             --              --            --           1,683             822
                                                      ---------       ---------      --------       --------        ---------
    Noninterest income .......................           1,288           1,221         1,150          3,154           2,388

    Noninterest expense ......................          11,002          12,220         9,069          9,624          10,402
                                                      ---------       ---------      --------       --------        --------

    Income before income tax expense and
       cumulative effect of change in
       accounting principle ..................           4,645           1,059         3,976          7,475           7,607
    Income tax expense .......................           1,802             417         1,612          3,117           2,998
                                                      ---------        -------       -------        --------        --------

    Income before cumulative effect of change
       in accounting principle ...............           2,843             642         2,364          4,358           4,609
    Cumulative effect of change in accounting
       for income taxes (2) ..................              --              --            --             --             348
                                                      --------       ---------      --------       --------       ----------

    Net income ...............................        $  2,843       $     642      $  2,364       $  4,358        $   4,261
                                                      ========       =========      ========       ========        =========

    Basic earnings per share (3) (4) .........        $   0.45       $    0.10            NA             NA              NA

    Diluted earnings per share (3) (4) .......        $   0.44       $    0.10            NA             NA              NA

(Notes on following page)


SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY


                                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------------
                                                     1997            1996             1995            1994              1993
                                                --------------- ---------------  --------------- ---------------  ----------
                                                            (Dollars in thousands, except shares and per share amounts)
SELECTED FINANCIAL RATIOS (5):
PERFORMANCE RATIOS:
   Return on average assets (6) (7)...........        0.80%           0.20%            0.78%           1.33%            1.22%
   Return on average equity (6) (7)...........        2.93            1.11             6.53           13.45            15.26
   Average interest rate spread (8)...........        3.11            3.28             3.78            4.31             4.60
   Net interest margin (9)....................        4.27            4.02             4.19            4.53             4.77
   Average interest-earning assets to average
       interest-bearing liabilities ..........      137.33          120.29           111.09          106.84           104.71
   Noninterest expense to average assets (6)          3.10            3.81             2.99            2.93             2.98
CAPITAL RATIOS (5):
   Average equity to average assets ..........       27.32           18.07            11.93            9.84             7.99
   Equity to total assets at end of period ...       27.00           28.03            12.05           11.18             8.96
   Consolidated tangible capital .............       27.00           28.03            11.96           11.18             8.95
   Consolidated core capital .................       27.00           28.03            11.96           11.18             8.95
   Consolidated total risk-based capital .....       50.13           61.90            23.32           21.90            16.39
ASSET QUALITY RATIOS AND OTHER DATA (5):
   Total non-performing loans (10)                 $   963         $   937          $   916         $   986          $ 1,642
   Real estate owned, net ....................         286             550              496             514              433
   Non-performing loans to total loans .......        0.32%           0.36%            0.34%           0.36%            0.54%
   Non-performing assets to total assets .....        0.35            0.42             0.46            0.49             0.62
   Allowance for loan losses to:
       Non-performing loans ..................      110.51          100.85            90.17           65.82            24.91
       Total loans (11).......................        0.36            0.36             0.31            0.24             0.14
Number of shares outstanding (4) .............   6,855,799       7,009,250               NA              NA               NA
Book value per share (4) .....................     $ 13.89         $ 14.25               NA              NA               NA
Full service offices .........................           5               5               5               5                7

 (1) Loans receivable, net, represents gross loans less net deferred loan fees, loans in process and allowance for loan losses.
 (2)  Pursuant to Statement of Financial Accounting Standards No. 109,
      "Accounting for Income Taxes" ("SFAS 109"), on January 1, 1993, the
      Association changed prospectively from the deferred method to the liability method of accounting for income taxes. The effect of the adoption of this standard is reflected in the financial statements as the cumulative effect of change in accounting principle.
 (3) For the year ended December 31, 1996, earnings per share was calculated as if the Company's initial public offering had taken place on January 1, 1996.
 (4) Per share information for the years ended December 31, 1995, 1994, and 1993 cannot be computed, because the Company did not issue stock until September 26, 1996.
 (5) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the indicated periods. Asset Quality
      Ratios and Capital Ratios are end-of-period ratios.
 (6) Includes one-time charge of $1,759,000 ($1,077,000 net of tax effects) associated with the recapitalization of the Savings Association Insurance
      Fund (the "SAIF") and a loss on curtailment of pension plan of $837,000
      ($512,000 net of tax effects) for the year ended December 31, 1996.
      Excluding the SAIF recapitalization charge and the loss on curtailment of the pension plan, the return on average assets and average equity would have been 0.70% and 3.85%, respectively, for the year ended December 31, 1996. Likewise, the ratio of noninterest expense to average assets would have been 3.00% for the year ended December 31, 1996.
 (7) Includes gain on sale of branches. Return on average assets excluding the gain on sale of branches would have been 1.03% and 1.08% in 1994 and 1993, respectively. Return on average equity excluding the gain on sale of branches would have been 10.42% and 13.48% in 1994 and 1993, respectively.
 (8) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
 (9) The net interest margin represents net interest income as a percent of average interest-earning assets. (10) Non-performing loans consist of non-accrual loans; the Company did not have any loans that were 90 days or more past due and still accruing at any of the dates presented. (11) Total loans represents gross loans less deferred loan fees and loans in process.
 (10) Non-performing loans consist of non-accrual loans, the Company did not have any loans that were 90 days or more past due and still accruing at any of the dates presented.
 (11) Total loans represents gross loans less deferred loan fees and loans in process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     On September 26, 1996, Home Federal Savings and Loan Association of Elgin ("Home Federal" or the "Association") completed its conversion from mutual to stock form and became a wholly-owned subsidiary of Home Bancorp of Elgin, Inc. ("Home Bancorp" or the "Company"). On such date, the Company sold 7,009,250 shares of its common stock, par value $.01 per share to the public, at a per share price of $10.00. The conversion and offering raised $62.4 million in net proceeds. The Company's sole business activity consists of the ownership of the Association. The Company also invests in short-term investment grade marketable securities and other liquid investments. The financial data presented in this Annual Report represents the activity of the Association for the period prior to September 26, 1996 and the activity of Home Bancorp and subsidiary consolidated thereafter. The Association's principal business consists of attracting deposits from the public and investing those deposits, along with funds generated from operations, primarily in loans secured by mortgages on one- to four-family residences. The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as savings deposits. The Association also generates noninterest income such as service charges and other fees. The Association's noninterest expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, data processing fees and other operating expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies and actions of regulatory agencies. The Association exceeded all of its regulatory capital requirements at December 31, 1997.

MANAGEMENT STRATEGY

     The Association's business strategy provides for an operating plan that, among other things, (i) emphasizes the origination of one- to four-family residential mortgage loans (secured by properties located in portions of Cook, Kane, Lake, McHenry, DuPage, and DeKalb counties in Illinois, the Association's delineated lending area), with a particular emphasis on the origination of adjustable-rate mortgage loans; (ii) provides for the origination of multifamily, commercial real estate, construction, land and other loans (consisting primarily of passbook savings and consumer loans) in the Association's delineated lending area; (iii) requires the Association to maintain high asset quality by originating all loans in strict compliance with its underwriting standards; (iv) focuses on attracting transactional deposit accounts; and (v) seeks to reduce general and administrative expenses. The Association seeks to attract and retain customers by providing a high level of personal service, a variety of loan and deposit products and extended office hours, as well as 13 ATMs at convenient locations throughout the Association's market area.

     The Association's business strategy has focused on improving the Association's profitability and capital position and increasing transactional deposit accounts and loans made at market rates. Certain steps taken by management to implement such strategy prior to the conversion in 1996, including branch sales, have succeeded in increasing the Association's capital level and reducing its operating expenses, but have also had the effect of decreasing total assets and total savings deposits. Such reductions in assets and savings deposits, when combined with the Association's sensitivity to interest rates, also resulted in a reduction in net income. However, in an effort to address the contraction of deposits, the Association has taken steps to increase core noninterest bearing transactional deposit accounts and related services. These include the relocation of the South Elgin Office along with the addition of five drive-up lanes in the heart of the commercial and residential growth area. New services and products have been implemented to give the Association's customers added convenience and value. Home Banking, via personal computer or phone, is now available and is being introduced to customers through statement stuffers and brochures. Home Banking provides customers access to their accounts by phone for balance and check inquiry plus transferring between their accounts, and with the enhanced bill payment center, customers can now conveniently pay their bills from their personal computer or phone. VISA Check, a debit card program, is also now available and is growing in numbers of card holders and usage. These two new products along with other services like Combined Statement and Direct Deposit, provide customers with more convenient access to their accounts and strengthens long term relationships by bundling these services. The Association's campaign, "put it all together", spotlights these new convenient services and encourages multiple relationships. Included in this campaign is an emphasis on home mortgage loans. Specific materials have been created that were distributed to real estate professionals to assist and inform them of the Association's products and competitive rates. Looking ahead with these new services, products and promotional materials in place, management is focused on establishing multiple relationships with existing customers while attracting new customers.

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

     As a traditional thrift lender, the Association has a significant amount of its interest-earning assets invested in fixed-rate mortgage loans with contractual maturities of up to 30 years. At December 31, 1997, an aggregate of $229.4 million, or 72.6%, of total interest-earning assets were invested in such assets.

     The Association has taken several actions designed to manage its level of interest rate risk under various market conditions. These actions have included:
(i) increasing the interest rate sensitivity of the Association's one- to four-family residential loan portfolio through the origination of adjustable-rate mortgage loans and 15-year fixed rate mortgage loans, as market conditions permit; (ii) increasing the proportion of liquid assets invested in instruments with maturities of two years or less; and (iii) undertaking an effort to lengthen the maturities of its certificates of deposit. Neither the Company nor the Association engages in trading activities or uses derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company and the Association do not intend to engage in such activities in the immediate future. Management believes that maintaining a high level of capital also serves to reduce the effects of the Association's exposure to interest rate risk, and certain other techniques that reduce interest rate risk but give rise to other forms of risk are not acceptable solutions.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a company's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within the same time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap position would theoretically tend to result in an increase in net interest income. Based upon the assumptions used in the following table, at December 31, 1997, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $63.5 million, representing a one-year cumulative "gap," as a percentage of total assets of negative 18.0%. As a result, the Company is vulnerable to increases in interest rates.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1997 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, the Company utilized the national deposit decay rate assumptions published by the OTS as of December 31, 1997 which, for NOW/Super NOW accounts, money market accounts and passbook accounts in the one year or less category were 59%, 65% and 80%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-rate loans and fixed-rate loans and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments.



                                                                          AT DECEMBER 31, 1997
                                         ------------------------------------------------------------------------------------------
                                                        MORE THAN   MORE THAN    MORE THAN   MORE THAN
                                           3 MONTHS     3 MONTHS     6 MONTHS      1 YEAR     3 YEARS        MORE THAN
                                            OR LESS    TO 6 MONTHS  TO 1 YEAR    TO 3 YEARS  TO 5 YEARS       5 YEARS        TOTAL
                                         ------------- -----------  ---------    ----------  ----------      ---------    ----------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable(1).....................  $16,620       $15,583     $ 28,146      $96,983     $ 41,372       $ 101,021    $ 299,725
Mortgage-backed securities held to
maturity................................        6             6           12           46           22            --             92
Interest-earning deposits...............   34,709            --           --           --           --            --         34,709
FHLB of Chicago stock...................    2,606            --           --           --           --            --          2,606
                                          --------      -------      --------     -------      --------      --------     ---------
    Total interest-earning assets.......  $ 53,941      $15,589      $ 28,158     $97,029      $ 41,394      $ 101,021    $ 337,132
                                          ========      =======      ========     =======      ========      =========    =========

INTEREST-BEARING LIABILITIES:
  NOW/Super NOW accounts................   $ 6,321      $ 6,321       $12,642     $ 5,997      $ 3,962       $   7,474      $42,717
  Money market accounts.................     2,706        2,706         5,412       3,572        1,393             889       16,678
  Passbook accounts.....................    12,108       12,108        24,218       3,453        2,495           6,498       60,880
  Certificates of deposit...............    26,793       14,943        29,894      36,558       13,720              --      121,908
  Borrowed funds........................     5,000           --            --          --           --              --        5,000
                                           -------      -------       -------     -------      -------         -------      -------
     Total interest-bearing liabilities.   $52,928      $36,078       $72,166     $49,580      $21,570         $14,861     $247,183
                                           =======      =======       =======     =======      =======         =======     ========

Interest sensitivity gap per period.....  $  1,013     $(20,489)     $(44,008)    $47,449      $19,824         $86,160
Cumulative interest sensitivity gap.....     1,013      (19,476)      (63,484)    (16,035)       3,789          89,949
Cumulative interest sensitivity gap
  as a percent of total assets..........      0.29%       (5.52)%      (18.00)%     (4.55)%       1.07%         25.51%
Cumulative total interest-earning assets
  as a percent of cumulative total
interest-
  bearing liabilities...................    101.91%       78.12%        60.61%      92.39%      101.63%        136.39%

--------------------
(1) Loans receivable represents gross loans less net deferred loan fees and loans in process.

    Certain shortcomings are inherent in the methods of analysis presented in the table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table sets forth certain information relating to the Company's average balance sheet at and for the years ended December 31, 1997, 1996 and 1995 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average monthly balances which does not differ materially from average daily balances. The yields and costs include fees which are considered adjustments to yields.




                                                                          FOR THE YEAR ENDED DECEMBER 31,
                               AT DECEMBER 31,    ----------------------------------------------------------------------------------
                                    1997                    1997                       1996                         1995
                             -----------------    ------------------------  ---------------------------   --------------------------

                                      WEIGHTED                     AVERAGE                      AVERAGE                      AVERAGE
                                       AVERAGE    AVERAGE          YIELD/    AVERAGE            YIELD/    AVERAGE            YIELD/
                             BALANCE   RATE (1)   BALANCE  INTEREST COST     BALANCE  INTEREST   COST     BALANCE  INTEREST   COST
                             -------   --------   -------  -------- ----     -------  --------   ----     -------  --------   ----
                                                                    (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Real estate loans(2).... $298,964     7.59% $280,127   $21,671   7.74%  264,219   $20,936     7.92%  $269,323   $21,719    8.06%
    Other loans.............      761     9.04       651        60   9.22       603        56     9.29        670        60    8.96
    Mortgage-backed
      securities............       92     6.98       114         8   7.02       160        11     6.88        213        15    7.04
    Investment securities...       --       --    26,773     1,643   6.14    14,385       780     5.42      5,934       360    6.07
    Interest-earning
      deposits..............   34,709     6.37    28,614     1,468   5.13    21,187     1,089     5.14      8,981       569    6.34
    FHLB of Chicago stock...    2,606     7.00     2,624       179   6.82     2,741       187     6.82      3,045       202    6.63
                                -----     ----     -----       ---   ----     -----       ---     ----      -----       ---    ----
      Total interest-earning
        assets..............  337,132     7.78%  338,903   $25,029   7.39%  303,295   $23,059    7.60%    288,166   $22,925    7.96%
                              -------     ----   -------   -------   ----   -------   -------    ----     -------   -------    ----
    Allowance for loan
      losses................   (1,064)            (1,010)                      (890)                         (746)
    Noninterest-earning
      assets................   16,527             16,376                     18,349                        15,769
                               ------             ------                     ------                        ------
      Total assets.......... $352,595           $354,269                   $320,754                      $303,189
                             ========           ========                   ========                      ========

LIABILITIES AND EQUITY:
  Interest-bearing
    liabilities:
    NOW/Super Now
      accounts.............. $ 42,717     2.25% $ 42,227  $    898   2.13  $ 42,544  $    906     2.13% $ 43,035  $    980     2.28%
    Money market accounts...   16,678     3.22    16,522       527   3.19    17,111       556     3.25    19,927       565     2.84
    Passbook accounts.......   60,880     3.00    61,881     1,903   3.08    64,523     2,017     3.13    69,362     2,137     3.08
    Certificates of
      deposit...............  121,908     5.84   123,239     7,048   5.72   127,286     7,365     5.79   125,820     7,091     5.64

    Borrowed funds..........    5,000     6.92     2,917       174   5.97       667        37     5.55     1,250        77     6.16
                                -----     ----     -----       ---   ----       ---        --     ----     -----        --     ----
      Total interest-bearing
        liabilities.........  247,183     4.37%  246,786    10,550   4.28%  252,131    10,881     4.32%  259,394    10,850     4.18%
                              -------    -----   --------   ------  -----   -------    ------   ------   --------   ------     ----
  Noninterest-bearing
    NOW accounts............    6,035              5,802                      6,132                        3,410
  Other noninterest-bearing
     liabilities............    4,162              4,812                      4,531                        4,208
                                -----              -----                      -----                        -----
      Total liabilities.....  257,380            257,400                    262,794                      267,012
                              -------            -------                    -------                      -------
  Equity....................   95,215             96,869                     57,960                       36,177
                               ------             ------                     ------                       ------
      Total liabilities and
        equity.............. $352,595           $354,269                   $320,754                     $303,189
                             ========           ========                   ========                     ========

Net interest income.........                               $14,479                    $12,178                      $12,075
                                                           =======                    =======                      =======
Interest rate spread(3).....              3.41%                      3.11%                        3.28%                        3.78%
                                          ====                       ====                         ====                         ====
Net interest margin(4)......                                         4.27%                        4.02%                        4.19%
                                                                     ====                         ====                         ====
Ratio of interest-earning
  assets to Interest-bearing
  liabilities................           136.39%                    137.33%                      120.29%                      111.09%
                                        ======                     ======                       ======                       ======

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


                                                                      YEAR ENDED                            YEAR ENDED
                                                                   DECEMBER 31, 1997                     DECEMBER 31, 1996
                                                                      COMPARED TO                           COMPARED TO
                                                                      YEAR ENDED                            YEAR ENDED
                                                                   DECEMBER 31, 1996                     DECEMBER 31, 1995
                                                          -----------------------------------  ------------------------------------
                                                              INCREASE/(DECREASE) DUE TO            INCREASE/(DECREASE) DUE TO
                                                          -----------------------------------  ------------------------------------
                                                            VOLUME        RATE         NET        VOLUME       RATE         NET
                                                          ----------   ----------  ----------  ------------ ----------  -----------
                                                                                         (IN THOUSANDS)
Interest-earning assets:
   Real estate loans..................................... $  1,196     $   (461)   $    735     $   (408)   $   (375)   $   (783)
   Other loans...........................................        4           --           4           (6)          2          (4)
   Mortgage-backed securities............................       (3)          --          (3)          (4)         --          (4)
   Investment securities.................................      748          115         863          454         (34)        420
   Interest-earning deposits.............................      381           (2)        379          604         (84)        520
   FHLB of Chicago stock.................................       (8)          --          (8)         (21)          6         (15)
                                                          --------     --------    --------     --------    --------    --------
        Total............................................ $  2,318     $   (348)   $  1,970     $    619    $   (485)   $    134
                                                          ========     ========    ========     ========    ========    ========
Interest-bearing liabilities:
    NOW/Super Now accounts............................... $     (7)    $     (1)   $     (8)    $    (11)   $    (63)   $    (74)
    Money market accounts................................      (19)         (10)        (29)         (86)         77          (9)
    Passbook accounts....................................      (82)         (32)       (114)        (152)         32        (120)
    Certificates of deposit..............................     (232)         (85)       (317)          83         191         274
    Borrowed funds.......................................      134            3         137          (33)         (7)        (40)
                                                          --------     --------    --------     --------    --------    --------
         Total........................................... $   (206)    $   (125)   $   (331)    $   (199)   $    230    $     31
                                                          ========     ========    ========     =========   ========    ========
Net change in net interest income........................ $  2,524     $    223    $  2,301     $    818    $   (715)   $    103
                                                          ========     ========    ========     ========    ========    ========

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

         Total assets decreased $3.7 million or 1.0% from $356.3 million at December 31, 1996 to $352.6 million at December 31, 1997. The decrease in total assets was primarily due to the disbursement of funds for the $3.6 million decrease in savings deposits, $769,000 decrease in accrued interest payable and other liabilities, $2.5 million purchase of treasury stock and $3.9 million of common stock acquired by the Recognition and Retention Plan (the "RRP"), which were partially offset by receipt of $5.0 million in advances from the Federal Home Loan Bank of Chicago, $770,000 net increase in retained earnings and a $561,000 decrease in common stock acquired by the Employee Stock Ownership Plan (the "ESOP"). The significant changes in the composition of assets consisted of a decrease of $53.8 million in securities held to maturity which was offset, in part, by increases of $1.2 million in cash and due from banks, $12.4 million in interest-earning deposits and $37.4 million in loans receivable.

         Cash and due from banks increased $1.2 million or 21.0% from $5.7 million at December 31, 1996 to $6.9 million at December 31, 1997. This increase was primarily due to the transfer of funds from interest-earning deposits.

         Interest-earning deposits increased $12.4 million or 55.4% from $22.3 million at December 31, 1996 to $34.7 million at December 31, 1997. This increase was primarily due to proceeds of $53.8 million from maturing investment securities which was partially offset by the disbursement of funds for the $1.2 million transfer of funds to cash and due from banks, the $37.4 million increase in loans receivable and $2.5 million for the purchase of treasury stock.

         Investment securities held to maturity decreased $53.8 million or 100.0%. All the securities matured and the funds were transferred to interest-earning deposits.

         Loans receivable increased $37.4 million or 14.3% from $261.3 million at December 31, 1996 to $298.7 million at December 31, 1997. This increase was primarily the result of more aggressive advertising of the Association's loan products resulting in higher loan originations, offset to a lesser degree by loan repayments.

         Savings deposits decreased $3.6 million or 1.4% from $251.8 million at December 31, 1996 to $248.2 million at December 31, 1997. This decrease was due to withdrawals exceeding deposits and interest credited.

         Advances from the Federal Home Loan Bank of Chicago increased $5.0 million. These funds were used primarily to fund loan originations.

         Stockholders' equity decreased by $4.7 million or 4.7% from $99.9 million at December 31, 1996 to $95.2 million at December 31, 1997. This decrease was primarily due to the purchase of treasury stock and common stock acquired by the RRP which was offset by increases in additional paid-in capital, retained earnings and a decrease in common stock acquired by the ESOP. Treasury stock increased $2.5 million for the year ended December 31, 1997. This increase is due to the implementation of the Company's 5% Stock Repurchase Program ("Repurchase Program") with the purchase of 153,451 shares of common stock in the open market. The Office of Thrift Supervision ("OTS"), the Association's primary federal regulator, approved the Repurchase Program on May 6, 1997. An additional 197,011 shares of common stock may be repurchased by the Company under the Repurchase Program. Unearned RRP compensation increased $3.9 million for the year ended December 31, 1997. This increase is primarily due to the purchase of 280,370 shares of the Company's common stock for the Company's RRP. The cost of the stock purchased for the RRP was $4.5 million, which was partially offset by RRP expense of $600,000. Additional paid-in capital increased $371,000 due to the release of stock for the ESOP. Retained earnings increased $770,000 or 2.1% from $37,325,000 at December 31, 1996 to $38,095,000 at December 31, 1997. This increase is the net income of $2,843,000 for the year ended December 31, 1997 which was partially offset by the payment of $2,072,000 in dividends on the Company's common stock. Common stock acquired by the ESOP decreased $561,000 due to the cost of releasing stock of the plan.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         GENERAL. Net income for the year ended December 31, 1997 increased $2.2 million from $642,000, or $0.10 diluted earnings per share, for the year ended December 31, 1996 to $2.8 million, or $0.44 diluted earnings per share, for the year ended December 31, 1997. The $2.2 million increase was primarily due to an increase of $2.3 million in net interest income before provision for loan losses and a $1.2 million decrease in noninterest expense. These were partially offset by an increase of $1.4 million in income tax expense.

         INTEREST INCOME. Interest income increased $2.0 million or 8.5% from $23,059,000 for the year ended December 31, 1996 to $25,029,000 for the year ended December 31, 1997. This was due primarily to an increase in the average balance of interest-earning assets of $35.6 million or 11.7% from $303.3 million for the year ended December 31, 1996 to $338.9 million for the year ended December 31, 1997. This increase was partially offset by a decrease in the average yield earned on average interest-earning assets of 21 basis points from 7.60% for the year ended December 31, 1996 to 7.39% for the year ended December 31, 1997. The increase in the average balance of interest-earning assets was primarily due to receipt of the net proceeds from the Offering, which was partially offset by the decrease in interest-earning assets due to market conditions. The average yield earned on interest-earning assets decreased primarily as a result of the change in the composition of interest-earning assets and lower average yields on real estate loans. The average balance of investment securities and interest-earning deposits increased $19.8 million from $35.6 million for the year ended December 31, 1996 to $55.4 million for the year ended December 31, 1997. These assets are the lowest yielding components of interest-earning assets, and, as a result of the increase in these assets and the 18 basis point decrease in average yield on real estate loans from 7.92% for the year ended December 31, 1996 to 7.74% for the year ended December 31, 1997, the average yield was reduced. The average yield on real estate loans decreased as a result of the rates on new loan originations being lower than the rates on loans repaid due to general market conditions.

         INTEREST EXPENSE. Interest expense decreased $331,000 or 3.0% from $10,881,000 for the year ended December 31, 1996 to $10,550,000 for the year ended December 31, 1997. This decrease was primarily due to the decrease in the average balance of interest-bearing liabilities of $5.3 million or 2.1% from $252.1 million for the year ended December 31, 1996 to $246.8 million for the year ended December 31, 1997. Interest expense also decreased as a result of the 4 basis point decrease in the average rate paid on interest-bearing liabilities from 4.32% for the year ended December 31, 1996 to 4.28% for the year ended December 31, 1997. The decrease in the average balance of interest-bearing liabilities was due to competitive market conditions.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $2.3 million or 18.9% from $12.1 million for the year ended December 31, 1996 to $14.4 million for the year ended December 31, 1997. This increase was primarily due to an increase in average interest-earning assets, which was primarily attributable to the investment of the net proceeds of the offering which were received by the Company on September 26, 1996. This was offset, in part, by a 17 basis point decrease in the interest rate spread from 3.28% for the year ended December 31, 1996 to 3.11% for the year ended December 31, 1997. The net interest margin increased by 25 basis points from 4.02% for the year ended December 31, 1996 to 4.27% for the year ended December 31, 1997.

         PROVISION FOR LOAN LOSSES. The provision for loan losses was $120,000 for each period. Management determined that keeping the provision for loan losses at the same level was appropriate in light of its current review of the Company's loan portfolio, asset quality, delinquent and non-performing loans, the Company's historically low loan loss experience and the national and regional economies. The ratio of the allowance for loan losses to non-performing loans was 110.51% and 100.85% at December 31, 1997 and December 31, 1996, respectively, and the ratio of the allowance for loan losses to total loans was 0.36% at both respective dates. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, such as independent appraisals for significant collateral properties, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans, regulatory examinations and other factors, both within and outside of management's control.

         NONINTEREST INCOME. Noninterest income increased $67,000 or 5.5% from $1,221,000 for the year ended December 31, 1996 to $1,288,000 for the year ended December 31, 1997. The increase was primarily due to an increase in other income of $184,000 from $23,000 for the year ended December 31, 1996 to $207,000 for the year ended December 31, 1997, which was due primarily to the receipt of $182,000 in excess funds from the liquidation of the Association's pension plan in connection with the Conversion. In addition, gain on sale of real estate owned increased $58,000 or 280.5% from $21,000 for the year ended December 31, 1996 to $79,000 for the year ended December 31, 1997. These increases were partially offset by the $174,000 decrease in service fee income from $1,176,000 for the year ended December 31, 1996 to $1,002,000 for the year ended December 31, 1997. The decrease in service fee income was primarily due to the changes made to the account pricing structures for NOW accounts and ATM transaction fees for competitive purposes.

         NONINTEREST EXPENSE. Noninterest expense decreased $1.2 million or 10.0% from $12.2 million for the year ended December 31, 1996 to $11.0 million for the year ended December 31, 1997. This decrease was primarily due to a decrease in federal deposit insurance premiums, which was offset, in part, by increases in compensation and benefits, and other expense. Federal deposit insurance premium expense decreased $2,225,000 or 91.2% from $2,441,000 for the year ended December 31, 1996 to $216,000 for the year ended December 31, 1997. The decrease was primarily due to the one time SAIF assessment of $1.8 million in the year ended December 31, 1996 as well as the related reduction in deposit insurance rates. Compensation and benefits expense increased by $380,000 or 7.4% from $5,157,000 for the year ended December 31, 1996 to $5,537,000 for the year ended December 31, 1997. This increase is primarily due to an increase in ESOP expense of $745,000 and an increase in RRP expense of $600,000. The ESOP was in effect for only three months in 1996, and the RRP was established in 1997. This increase was offset by a decrease in pension expense of $1,016,000, which included $837,000 in 1996 for the termination of the Association's pension plan in connection with the Conversion. The remainder of the increase in compensation and benefits expense was due to normal salary increases. Professional services expense increased $348,000 or 313.9% from $111,000 for the year ended December 31, 1996 to $459,000 for the year ended December 31, 1997. This increase is primarily attributable to additional services provided as a result of operations as a public company. Stationery, printing, and office supplies expense increased $58,000 or 24.4% from $240,000 at December 31, 1996 to $298,000 at December 31,
1997. This increase was primarily due to the cost of reports required of a public company. Other noninterest expense increased $254,000 or 29.5% from $859,000 for the year ended December 31, 1996 to $1,113,000 for the year ended December 31, 1997. This increase was primarily due to increases in transfer agent fees, franchise taxes, and other fees and services resulting from operations as a public company.

         INCOME TAX EXPENSE. Income tax expense increased $1,385,000 from $417,000 for the year ended December 31, 1996 to $1,802,000 for the year ended December 31, 1997. This increase was primarily due to a higher level of taxable income. The effective tax rate was 38.8% for the year ended December 31, 1997 and 39.4% for the year ended December 31, 1996.

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

         Cash and due from banks decreased $4.3 million or 43.5% from $10.0 million at December 31, 1995 to $5.7 million at December 31, 1996. The decrease was primarily due to funds disbursed to repay borrowed funds of $4.0 million, disbursements for withdrawals of $8.2 million in savings deposits and disbursements of $l.4 million for office properties and equipment. These decreases were offset by the funds received from the decrease in loans receivable of $5.8 million, the $378,000 decrease in Federal Home Loan Bank ("FHLB") of Chicago stock, $1.1 million transferred from interest-earning deposits, and $1.5 million of net cash provided by operating activities.

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

         Stockholders' equity increased $63.2 million or 172.3% from $36.7 million at December 31, 1995 to $99.9 million at December 31, 1996. The increase is primarily due to net proceeds from the conversion of $62.4 million. The remainder of the increase was from operations for 1996. The book value per share of common stock was $14.25 at December 31, 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         GENERAL. Net income for the year ended December 31, 1996 decreased $1.7 million or 72.8% from $2.4 million for the year ended December 31, 1995 to $642,000 or $0.10 per share. The $1.7 million decrease was primarily due to an increase of $3.1 million in noninterest expense, which was offset, in part, by an increase of $104,000 in net interest income before provision for loan losses, a decrease of $60,000 in provision for loan losses, an increase of $71,000 in noninterest income and a decrease of $1.2 million in income tax expense. The $3.1 million increase in noninterest expense was primarily due to an increase of $1.2 million in compensation and benefits expense and an increase of $1.7 million in federal deposit insurance premiums. The $1.2 million increase in compensation and benefits expense was primarily due to pension curtailment expense of $837,000 resulting from the termination of the Association's pension plan in connection with the conversion, expense of $189,000 as a result of the adoption of the ESOP, and normal salary increases. The $1.7 million increase in federal deposit insurance premiums was due to the one-time charge of $1.8 million resulting from the assessment to recapitalize the SAIF. The decrease in income tax expense of $1.2 million was attributable to lower taxable income. Home Bancorp's net income for the year ended December 31, 1996, excluding the one-time after-tax charge of $1,077,000 for the recapitalization of the SAIF and excluding the one-time after-tax charge of $512,000 for the curtailment of the Association's pension plan, would have been $2,231,000 or $0.35 per share as compared to net income of $2,364,000 for the year ended December 31, 1995.

         INTEREST INCOME. Interest income increased $134,000 or 0.6% from $22.9 million for the year ended December 31, 1995 to $23.1 million for the year ended December 31, 1996. The increase was due primarily to an increase in the average balance of interest-earning assets of $15.1 million or 5.3% from $288.2 million for the year ended December 31, 1995 to $303.3 million for the year ended December 31, 1996. This increase was partially offset by a decrease in the average yield on interest-earning assets of 36 basis points from 7.96% for the year ended December 31, 1995 to 7.60% for the year ended December 31, 1996 and the $5.1 million or 1.9% decrease in the average balance of real estate loans from $269.3 million for the year ended December 31, 1995 to $264.2 million for the year ended December 31, 1996. The increase in the average balance of interest-earning assets was primarily due to receipt of the net proceeds from the Offering which was partially offset by the decrease in the average balance of interest-earning assets due to market conditions. The average rate on interest-earning assets decreased primarily as a result of the rates on new loan originations being lower than the rates on loans repaid, and lower average rates on interest-earning deposits and investment securities for the year ended December 31, 1996 compared to the year ended December 31, 1995. The decrease in the average real estate loans was the result of competitive market conditions and the decision by management not to offer loans at rates below market.

         INTEREST EXPENSE. Interest expense increased $31,000 or 0.3% from $10,850,000 for the year ended December 31, 1995 to $10,881,000 for the year ended December 31, 1996. This increase was primarily due to the increase in the average rate paid on interest-bearing liabilities of 14 basis points from 4.18% for the year ended December 31, 1995 to 4.32% for the year ended December 31, 1996. This is due primarily to new certificates of deposit earning higher rates of interest than maturing deposits. This increase was offset, in part, by a decrease in the average balance of interest-bearing liabilities of $7.3 million or 2.8% from $259.4 million for the year ended December 31, 1995 to $252.1 million for the year ended December 31, 1996. The decrease in average interest-bearing liabilities was due to competitive market conditions and the Association's decision not to offer above market interest rates on its savings deposits.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $104,000 or 0.9% from $12.1 million for the year ended December 31, 1995 to $12.2 million for the year ended December 31, 1996. This was primarily due to the 9.2% increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 111.09% for the year ended December 31, 1995 to 120.29% for the year ended December 31, 1996. This increase was offset, in part, by the 50 basis point decrease in the average interest rate spread from 3.78% for the year ended December 31, 1995 to 3.28% for the year ended December 31, 1996.

         PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $60,000 or 33.3% from $180,000 for the year ended December 31, 1995 to $120,000 for the year ended December 31, 1996. Management determined that decreasing the provision for loan losses was appropriate in light of its review of the Association's loan portfolio, asset quality, delinquent and non-performing loans, the historically low loan loss experience and the national and regional economies. Management also considered the fact that the Association had a slightly smaller loan portfolio in the year ended December 31, 1996 as compared to the year ended December 31, 1995. The ratio of the allowance for loan losses to non-performing loans was 100.85% and 90.17% at December 31, 1996 and December 31, 1995, respectively, and the ratio of the allowance for loan losses to total loans was 0.36% and 0.31% at such respective dates. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, such as independent appraisals for significant collateral properties, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

         NONINTEREST INCOME. Noninterest income increased $71,000 or 6.2% from $1,150,000 for the year ended December 31, 1995 to $1,221,000 for the year ended December 31, 1996. The increase was primarily due to an increase in service fee income of $47,000 from $1,129,000 for the year ended December 31, 1995 to $1,176,000 for the year ended December 31, 1996. The increase in service fee income is due primarily to a change in the Association's ATM processors, which resulted in service fee income and expenses being accounted for on a gross basis as a part of both noninterest income and noninterest expense. In addition, in 1996 the Association sold real estate owned and realized a gain of $20,600. There were no gains on sale of real estate owned in 1995.

         NONINTEREST EXPENSE. Noninterest expense increased $3.1 million or 34.7% from $9.1 million for the year ended December 31, 1995 to $12.2 million for the year ended December 31, 1996. The increase was primarily due to increases in compensation and benefits expense, federal deposit insurance premium expense, advertising and promotion expense, automated teller machine expense and other expense. Compensation and benefits expense increased $1.3 million or 31.2% from $3.9 million for the year ended December 31, 1995 to $5.2 million for the year ended December 31, 1996. The $1.3 million increase was primarily due to a one-time pension curtailment expense of $837,000 resulting from the termination of the Association's pension plan in connection with the conversion, additional expense of $189,000 as a result of the adoption of the ESOP, and normal salary increases. The $1.7 million or 244.3% increase in federal deposit insurance premiums was due to the one-time charge of $1.8 million resulting from the recently enacted assessment to recapitalize the SAIF. Advertising and promotion expense increased $69,000 or 18.6% from $371,000 for the year ended December 31, 1995 to $440,000 for the year ended December 31, 1996. The increase in advertising and promotion expense was primarily due to the promotion expense associated with the grand opening of the newly relocated South Elgin office. Automated teller machine expense increased $102,000 or 32.5% from $314,000 for the year ended December 31, 1995 to $416,000 for the year ended December 31, 1996. The increase was primarily due to a change in the Association's ATM processors, which resulted in service fee income and expenses being accounted for on a gross basis as a part of both noninterest income and noninterest expense. Stationery, printing, and office supplies expense increased $56,000 or 30.8% from $183,000 for the year ended December 31, 1995 to $240,000 for the year ended December 31, 1996. This increase was primarily due to the relocation of the South Elgin office and the conversion. Other expense increased $25,000 or 2.9% from $888,000 for the year ended December 31, 1995 to $913,000 for the year ended December 31, 1996. This increase was primarily due to a one-time increase in insurance expense for additional coverage required in connection with the conversion and increased real estate expense for repair of real estate owned.

         INCOME TAX EXPENSE. Income tax expense decreased $1.2 million or 74.1% from $1.6 million for the year ended December 31, 1995 to $417,000 for the year ended December 31, 1996. This was attributable to a decrease in income before income taxes of $2.9 million. The effective tax rate for the year ended December 31, 1996 was 39.4% which was comparable to 40.5% for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are the Association's savings deposits and principal and interest payments on loans and securities and, to a limited extent, borrowings from the FHLB of Chicago. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flows from the Company's operating activities amounted to $3.5 million, $1.5 million and $1.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

         The Association is required to maintain an average daily balance of liquid assets as a percentage of net withdrawable savings deposit accounts plus short-term borrowings, as defined by the regulations of the OTS. The minimum required liquidity ratio is currently 4.0%. At December 31, 1997, 1996 and 1995, the Association's liquidity ratio were 7.97%, 20.67% and 8.24%, respectively. The decrease in the liquidity ratio for 1997 was primarily attributable to the disbursement of funds for the increase in loans receivable. Management believes it will have adequate resources to fund all commitments on a short-term and long-term basis in accordance with its business strategy.

         The primary investing activities of the Company are the origination of mortgage and other loans and the purchase of U. S. government or U. S. government agency securities. During the years ended December 31, 1997, 1996, and 1995, the Company's disbursements for loan originations totalled $76.5 million, $36.3 million and $34.0 million, respectively. These activities were funded primarily by net savings deposit inflows and principal repayments on loans and securities. The Company had borrowings of $5.0 million and $4.0 million at December 31, 1997 and 1995, respectively. There were no borrowings outstanding at December 31, 1996. Cash flows provided by investing activities amounted to $17.4 million and $2.8 million for the years ended December 31, 1997 and 1995, respectively. Cash flows used in investing activities of the Company amounted to $42.4 million for the year ended December 31, 1996.

         For the years ended December 31, 1997, 1996 and 1995, the Company experienced net decrease in savings deposits (including the effect of interest credited) of $3.6 million, $8.2 million and $8.0 million, respectively. The decreases in savings deposits were a result of competitive market conditions and management's decision not to offer above-market interest rates on its savings deposits. Management does not expect savings deposits to continue to decrease in the future. In fact management expects some growth of deposits in the future although no assurance can be given that such growth will occur. Steps that management has taken to increase transaction accounts have included providing drive-up lanes for the first time at the relocated South Elgin branch office which opened in November 1996. In 1997, new services and products have been implemented to give the Association's customers added convenience and value. See "Management Strategy".

         Cash flows used in financing activities amounted to $7.3 million and $4.2 million for the years ended December 31, 1997 and 1995, respectively. Cash flows provided by financing activities of the Company amounted to $50.3 million for the year ended December 31, 1996. This was primarily from net proceeds of $62.4 million from the Offering.

         See the "Consolidated Statements of Cash Flows" in the Financial Statements included in this Annual Report for the sources and uses of cash flows for operating activities, investing activities and financing activities for each of the years ended December 31, 1997, 1996 and 1995.

         The Company has other sources of liquidity if a need for additional funds arises, including the ability to obtain FHLB of Chicago advances of up to $52 million based on the Association's current investment in FHLB of Chicago stock.

         At December 31, 1997, the Company had outstanding loan origination commitments of $3.7 million, undisbursed loans in process of $914,000 and unused lines of consumer credit of $255,000. The Company anticipates that it will have sufficient funds available to meet its current origination and other lending commitments.

Certificates of deposit scheduled to mature in one year or less from December 31, 1997 totalled $71.6 million. Based upon the Company's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Association.

         At December 31, 1997, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $69.2 million, or 20.88% of total assets, which is above the required level of $5.0 million or 1.50%; core capital of $69.2 million, or 20.88% of total assets, which is above the required level of $9.9 million or 3.00%; and total risk-based capital of $70.3 million, or 37.23% of risk-weighted assets, which is above the required level of $15.1 million, or 8.00%.


YEAR 2000 PROBLEM

         The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and the Association may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g., third party vendors providing data processing, information system management, maintenance of computer systems and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations that rely on the date field information, such as interest, payment or due dates and other operating functions, may generate results that could be significantly misstated, and the Company could experience a temporary inability to process transactions, send statements or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the creditworthiness of the Association's borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Company's products, services and competitive condition.

         In order to address the Year 2000 issue and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Association, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors and develop contingency plans for any critical systems that are not effectively reprogrammed. The Company's plan is divided into these five phases: (1) awareness; (2) assessment; (3) renovation; (4) validation; and (5) implementation.

         The Company has substantially completed the first two phases of the plan and is currently working internally and with external vendors on the final three phases. Because the Company outsources its data processing and item processing operations, a significant component of the Year 2000 plan is working with external vendors to test and certify their systems as Year 2000 compliant. The Company's external vendors have surveyed its programs to inventory the necessary changes and have begun correcting the applicable computer programs and replacing equipment so that the Company's information systems will be Year 2000 compliant prior to June 30, 1998. This will enable the Company to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium. The Company expects to complete its timetable for carrying out its plans to address year 2000 issues by June 30, 1998.

         The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Company. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have a material impact on the operations of the Company.

         In addition, monitoring and managing the year 2000 project will result in additional direct and indirect costs to the Company and the Association. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance and any resulting costs for developing and implementing contingency plans for critical software products that are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company currently estimates that the aggregate direct and indirect costs will not exceed $100,000 and does not believe that such costs will have a material effect on its results of operations. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. Such costs have not been material to date.

         The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. In addition, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.


IMPACT OF INFLATION AND CHANGING PRICES

         The Company's Financial Statements and Notes thereto presented herein have been prepared in accordance with General Accepted Accounting Principles ("GAAP"), which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


IMPACT OF NEW ACCOUNTING STANDARDS

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement 128, "Earnings Per Share." Statement 128 supersedes APB Opinion No. 15, "Earnings Per Share," and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. It replaces the presentations of primary EPS with the presentation of basic EPS, and replaces fully diluted EPS with diluted EPS.

         Earnings per share of common stock for the year ended December 31, 1997 have been calculated according to the guidelines of Statement 128, and earnings per share of common stock for the year ended December 31, 1996 have been restated to conform with Statement 128. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of January 1, 1996. Earnings per share information for 1995 cannot be computed because the Company did not issue stock until September 26, 1996.

         In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997, and is not expected to have a material impact on the consolidated financial statements.

         In June 1997, the FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders.

         Statement 131 is effective for financial periods beginning after December 15, 1997, and is not expected to have a material impact on the Company.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

         The OTS requires all regulated thrift institutions to calculate the estimated change in the institution's net portfolio value ("NPV") assuming instantaneous, parallel shifts in the Treasury yield curve of 100 to 400 basis points either up or down in 100 basis point increments. The NPV is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

         The OTS provides all institutions that file a schedule entitled the Consolidated Maturity/Rate schedule ("CMR") as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of NPV. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down 100 to 400 basis points in 100 basis point increments. The OTS allows thrifts with under $500 million in total assets to use the results of the OTS' interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV. Since the Association had less than $500 million in total assets at December 31, 1997, the results discussed in this section were provided by the OTS analysis.

         The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

         In the OTS model the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificates of deposit (the "CD") account, the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the "customer relationship" due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

         Other deposit accounts such as transaction accounts, money market deposit accounts, passbook accounts, and noninterest bearing accounts also are included on the asset and liability side of the NPV calculation in the OTS model. The accounts are valued at 100% of the respective account balances on the liability side. On the assets side of the analysis, the value of the "customer relationship" of the various types of deposit accounts is reflected as a deposit intangible.

         The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach. The cash flows are assumed to consist of monthly interest payments with principal paid at maturity.

         The OTS model is based only on the Association's balance sheet. The assets and liabilities at the Parent Company level are short-term in nature, primarily cash and equivalents, and were not considered in the analysis, because they would not have a material effect on the analysis of NPV sensitivity. See also "Management of Interest Rate Risk" for a discussion of the Company's strategy in managing its exposure to interest rate risks. The following table sets forth the Association's interest rate sensitivity of NPV as of December 31, 1997.

                                                                                        Net Portfolio Value as a %
                                  Net Portfolio Value                                   of Present Value of Assets
                          --------------------------------------                        --------------------------
    Changes in                                           Percent
  Interest Rates          Amount           Change         Change                          NPV Ratio         Change
  --------------          ------           ------         ------                          ---------         ------
                                  (dollars in thousands)
    +400 bp*            $ 53,775        $ -27,005           -33%                            17.38%          -618 bp*
    +300                  60,769          -20,011           -25                             19.12           -444
    +200                  67,938          -12,842           -16                             20.80           -276
    +100                  74,913           -5,868            -7                             22.34           -122
       0                  80,780                                                            23.56
    -100                  84,316           +3,535            +4                             24.21            +65
    -200                  84,747           +3,966            +5                             24.17            +61
    -300                  85,231           +4,450            +6                             24.13            +57
    -400                  87,200           +6,420            +8                             24.41            +85
*basis points

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    Home Bancorp of Elgin, Inc.'s common stock is traded on the Nasdaq National Market and is listed under the symbol "HBEI." As of December 31, 1997, there were 6,855,799 shares of common stock outstanding, which were held by approximately 968 stockholders of record. On December 31, 1997, the last trading date of 1997, the Company's common stock closed at $17.875 per share. The price range of the common stock and dividends declared on the common stock from September 26, 1996 to December 31, 1997 was as follows:

                                                                 Price Range            Cash Dividend
                                                             -------------------           Declared
                                                             High          Low             Per Share
                                                             ----          ---             ---------
For the fiscal year ended December 31, 1996:
      Third Quarter (9/26/96 - 9/30/96) .................. $12.125        $11.25                --
      Fourth Quarter .....................................  13.50          11.75                --

For the fiscal year ended December 31, 1997:
      First Quarter ...................................... $15.75         $12.875               --
      Second Quarter .....................................  16.50          14.125           $ 0.10
      Third Quarter ......................................  19.50          16.125             0.10
      Fourth Quarter .....................................  18.75          15.875             0.10

      The Board of Directors declared 3 quarterly dividends on the Common Stock of $0.10 per share each, which totaled $0.30 per share for the fiscal year ended December 31, 1997. In the future, declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition, results of operations, tax considerations, general economic conditions, industry standards and other factors. No assurances can be given, however, that any dividends will continue to be paid.

      As the principal asset of the Company, the Association will provide the principal source of funds for payment of dividends by the Company. The Association will not be permitted to pay dividends on its capital stock if, among other things, its stockholders' equity would be reduced below the amount required for the liquidation account established by the Association in connection with the conversion. Regulations of the Office of Thrift Supervision may limit the Association's ability to make capital distributions including payment of dividends to the Company.

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

HOME BANCORP OF ELGIN, INC.




TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                         Page(s)
                                                                         -------

Independent Auditors' Report...............................................   1

Consolidated Financial Statements:
     Balance Sheets as of December 31, 1997 and 1996.......................   2
     Statements of Earnings for the years ended December 31, 1997,
        1996, and 1995.....................................................   3
     Statements of Stockholders' Equity for the years ended
        December 31, 1997, 1996, and 1995..................................   4
     Statements of Cash Flows for the years ended December 31, 1997,
        1996, and 1995.....................................................   5

     Notes to Consolidated Financial Statements ........................... 6-25

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Home Bancorp of Elgin, Inc.
Elgin, Illinois:


We have audited the accompanying consolidated balance sheets of Home Bancorp of Elgin, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Bancorp of Elgin, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP


Chicago, Illinois
January 26, 1998

HOME BANCORP OF ELGIN, INC.

Consolidated Balance Sheets

December 31, 1997 and 1996

-----------------------------------------------------------------------------------------------------------------------

                                 ASSETS                                                         1997           1996
-----------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                                   $   6,852,441      5,661,507
Interest-earning deposits                                                                    34,708,634     22,341,178
Investment securities held to maturity (note 2)                                                   -         53,785,506
Loans receivable, net (note 3)                                                              298,660,986    261,305,887
Government National Mortgage Association
    mortgage-backed securities held to maturity                                                  91,546        142,028
Accrued interest receivable (note 4)                                                          1,436,775      1,701,337
Real estate owned and in judgment, at lower of cost or fair value (net of allowance for losses of $20,000 at
    December 31, 1997 and 1996)                                                                 285,602        549,550
Federal Home Loan Bank of Chicago stock, at cost                                              2,606,000      2,678,000
Office properties and equipment, net (note 5)                                                 7,113,124      7,564,243
Prepaid expenses and other assets                                                               839,751        605,752
-----------------------------------------------------------------------------------------------------------------------

                                                                                          $ 352,594,859    356,334,988
-----------------------------------------------------------------------------------------------------------------------

                  LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------

Savings deposits (note 6)                                                                   248,217,361    251,794,846
Borrowed funds (note 7)                                                                       5,000,000          -
Advance payments by borrowers for taxes and
    insurance                                                                                 2,285,319      2,012,440
Accrued interest payable and other liabilities                                                1,877,195      2,646,853
-----------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                           257,379,875    256,454,139

Stockholders' equity:
    Preferred stock, $.01 par value, 3,000,000 shares
       authorized; none outstanding                                                               -              -
    Common stock, $.01 par value; 12,000,000 shares authorized,
        7,009,250 shares issued; 6,855,799 and 7,009,250 shares
       outstanding at December 31, 1997 and 1996, respectively                                   70,093         70,093
    Additional paid-in capital                                                               68,324,277     67,953,355
    Retained earnings, substantially restricted                                              38,095,172     37,324,616
    Treasury stock, at cost (153,451 shares)                                                 (2,469,602)         -
    Common stock acquired by Recognition and Retention Plan                                  (3,898,481)         -
    Common stock acquired by Employee Stock Ownership Plan                                   (4,906,475)    (5,467,215)
-----------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                   95,214,984     99,880,849
-----------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                $ 352,594,859    356,334,988
-----------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Earnings

Years ended December 31, 1997, 1996, and 1995

-------------------------------------------------------------------------------------------------------------------------

                                                                                      1997         1996         1995
-------------------------------------------------------------------------------------------------------------------------

Interest income:
    Loans secured by real estate                                                  $ 21,670,728   20,935,854   21,719,506
    Other loans                                                                         60,017       55,990       60,009
    Mortgage-backed securities held to maturity                                          8,368       11,323       15,131
    Investment securities held to maturity                                           1,643,418      780,480      360,000
    Interest-earning deposits                                                        1,467,561    1,089,273      568,537
    Federal Home Loan Bank of Chicago stock                                            178,865      186,538      201,817
-------------------------------------------------------------------------------------------------------------------------

                                                                                    25,028,957   23,059,458   22,925,000
-------------------------------------------------------------------------------------------------------------------------

Interest expense:
    Savings deposits                                                                10,375,699   10,843,847   10,773,428
    Borrowed funds                                                                     173,807       37,261       76,961
-------------------------------------------------------------------------------------------------------------------------

                                                                                    10,549,506   10,881,108   10,850,389
-------------------------------------------------------------------------------------------------------------------------

Net interest income before provision for loan losses                                14,479,451   12,178,350   12,074,611
Provision for loan losses                                                              120,000      120,000      180,000
-------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                                 14,359,451   12,058,350   11,894,611
-------------------------------------------------------------------------------------------------------------------------

Noninterest income:
    Service fee income                                                               1,002,357    1,176,021    1,129,082
    Gain on sale of real estate owned                                                   78,560       20,647        -
    Gain on sale of office properties and equipment                                      -            1,216        -
    Other income                                                                       207,363       23,228       21,073
-------------------------------------------------------------------------------------------------------------------------

                                                                                     1,288,280    1,221,112    1,150,155
-------------------------------------------------------------------------------------------------------------------------

Noninterest expense:
    Compensation and benefits                                                        5,537,418    5,156,608    3,931,277
    Occupancy expense                                                                1,607,816    1,556,536    1,607,595
    Federal deposit insurance premiums                                                 216,235    2,441,413      709,346
    Advertising and promotion                                                          440,100      440,496      371,421
    Automatic teller machine                                                           415,798      416,257      313,886
    Professional services                                                              459,078      110,921      114,887
    Stationery, printing, and office supplies                                          298,065      239,518      183,106
    Data processing                                                                    915,696      945,888      949,789
    Other                                                                            1,112,705      913,039      887,546
-------------------------------------------------------------------------------------------------------------------------

                                                                                    11,002,911   12,220,676    9,068,853
-------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                           4,644,820    1,058,786    3,975,913
Income tax expense                                                                   1,802,179      417,166    1,611,896
-------------------------------------------------------------------------------------------------------------------------

Net income                                                                        $  2,842,641      641,620    2,364,017
-------------------------------------------------------------------------------------------------------------------------

Earnings per share:
    Basic                                                                         $        .45          .10       N/A
    Diluted                                                                                .44          .10       N/A
-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1997, 1996, and 1995

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Common       Common
                                                         Additional                             stock         stock
                                    Preferred  Common     paid-in    Retained     Treasury     acquired     acquired
                                      stock     stock     capital    earnings      stock        by RRP       by ESOP       Total
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994         $  -        -           -      34,318,979       -            -             -        34,318,979

Net income                              -        -           -       2,364,017       -            -             -         2,364,017
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995            -        -           -      36,682,996       -            -             -        36,682,996

Net income                              -        -           -         641,620       -            -             -           641,620

Net proceeds of common stock issued     -       70,093  67,904,289       -           -            -        (5,607,400)   62,366,982

Cost of ESOP shares released            -        -           -           -           -            -           140,185       140,185

Market adjustment for committed
   ESOP shares                          -        -          49,066       -           -            -             -            49,066
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996            -       70,093  67,953,355  37,324,616       -            -        (5,467,215)   99,880,849

Net income                              -        -           -       2,842,641       -            -             -         2,842,641

Purchase of treasury stock
   (153,451 shares)                     -        -           -           -      (2,469,602)       -             -        (2,469,602)

Cash dividends ($.10 per share)         -        -           -      (2,072,085)      -            -             -        (2,072,085)

Purchase of RRP stock                   -        -           -           -           -       (4,498,248)        -        (4,498,248)

Amortization of award of RRP stock      -        -           -           -           -          599,767         -           599,767

Cost of ESOP shares released            -        -           -           -           -            -           560,740       560,740

Market adjustment for committed
   ESOP shares                          -        -         370,922       -           -            -             -           370,922
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997         $  -       70,093  68,324,277  38,095,172  (2,469,602)  (3,898,481)   (4,906,475)   95,214,984
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996, and 1995

---------------------------------------------------------------------------------------------------------------------------

                                                                                          1997        1996        1995
---------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                                                        $   2,842,641     641,620   2,364,017
   Adjustments to reconcile net income to net cash provided
     by operating activities:
        Depreciation and amortization                                                      653,127     609,529     740,415
        Provision for deferred income taxes                                                (92,006)    119,014     169,984
        Provision for possible loan losses                                                 120,000     120,000     180,000
        Accretion of discounts, net                                                       (588,933)   (265,324)    (30,278)
        Market adjustment for committed ESOP shares                                        370,922      49,066       -
        Cost of ESOP shares released                                                       560,740     140,185       -
        Cost of Recognition and Retention Plan                                             599,767       -           -
        Decrease in deferred loan fees                                                    (211,975)   (373,787)   (513,104)
        Gain on sale of real estate owned                                                  (78,560)    (20,647)      -
        Gain on sale of office properties and equipment                                      -          (1,216)      -
        Federal Home Loan Bank of Chicago stock dividend                                     -           -         (46,300)
        Decrease (increase) in accrued interest receivable                                 264,562    (217,422)   (213,374)
        Decrease (increase) in prepaid expenses and other assets, net                     (233,999)    164,695    (101,037)
        Increase (decrease) in accrued interest payable
          and other liabilities, net                                                      (677,652)    522,038    (810,719)
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                                3,528,634   1,487,751   1,739,604
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Net decrease (increase) in loans receivable                                         (37,281,436)  6,068,328   4,238,149
   Repayment of mortgage-backed securities held to maturity                                 50,947      44,261      56,579
   Purchase of investment securities held to maturity                                        -     (47,572,435)      -
   Maturity of investment securities held to maturity                                   54,373,974       -           -
   Purchase of office properties and equipment                                            (202,008) (1,356,484) (1,483,769)
   Proceeds from sale of real estate owned                                                 360,820       -           -
   Proceeds from the sale of office properties and equipment                                 -           1,216       -
   Redemption of stock in the Federal Home
     Loan Bank of Chicago                                                                   72,000     378,200       -
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                                     17,374,297 (42,436,914)  2,810,959
---------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Increase (decrease) in Federal Home Loan Bank of Chicago advances                     5,000,000  (4,000,000)  4,000,000
   Net proceeds from sale of stock                                                           -      62,366,982       -
   Purchase of RRP stock                                                                (4,498,248)      -           -
   Purchase of Treasury stock                                                           (2,469,602)      -           -
   Dividends paid on common stock                                                       (2,072,085)
   Decrease in savings deposits                                                         (3,577,485) (8,176,950) (7,966,235)
   Net increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                               272,879     152,589    (192,747)
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                                     (7,344,541) 50,342,621  (4,158,982)
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                        13,558,390   9,393,458     391,581
Cash and cash equivalents at beginning of year                                          28,002,685  18,609,227  18,217,646
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                             $  41,561,075  28,002,685  18,609,227
---------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                        $  10,511,944  10,922,792  10,810,205
     Income taxes                                                                        1,185,789     550,000   1,298,000
   Noncash transfer of loans receivable to real estate owned and
     in judgment, net                                                                      100,000     220,652     194,218
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

 (1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Home Bancorp of Elgin, Inc. and subsidiary (the Company) prepares its financial statements on the basis of generally accepted accounting principles. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

              REORGANIZATION TO A STOCK CORPORATION

        On April 18, 1996, the Board of Directors of Home Federal Savings and Loan Association of Elgin (the Association) adopted a plan of conversion (which was amended on June 6, 1996) pursuant to which the Association converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of the Company. On September 26, 1996, the Company sold 7,009,250 shares of common stock at $10.00 per share in a subscription offering. Total net proceeds, after reflecting conversion expenses of approximately $2,100,000 and including the sale of common stock to the ESOP, were approximately $68,000,000 and are reflected as common stock and additional paid-in capital on the accompanying consolidated balance sheet. The Company utilized $28,300,000 of the net proceeds to acquire all of the issued and outstanding capital stock of the Association.

        As part of the conversion, the Association established a liquidation account for the benefit of eligible depositors as of the eligibility date, who continue to maintain deposits in the Association following the conversion. The balance in this account decreases each year in which deposit balances of eligible account holders decline. In the unlikely event of a complete liquidation of the Association, each eligible depositor who has continued to maintain deposits in the Association following the conversion will be entitled to receive a liquidation distribution from the liquidation account, based on his or her proportionate share of the then total remaining qualifying deposits, prior to any distribution to Home Bancorp of Elgin, Inc. as the sole shareholder of the Association. Dividends cannot be paid from retained earnings allocated to the liquidation account.

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

              PENDING ACCOUNTING CHANGES

        Statement 130, "Reporting Comprehensive Income," establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997 and is not expected to have a material impact on the consolidated financial statements.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        Statement 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial periods beginning after December 15, 1997 and is not expected to have a material impact on the Company.

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

        The Company follows Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (Statement 114) and Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures" (Statement 118). Statement 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Statement 118 eliminates the provisions in Statement 114 that describe how a creditor should report interest income on an impaired loan, and allows a creditor to use existing methods to recognize and measure interest income on an impaired loan. Homogeneous loans that are collectively evaluated for impairment, including real estate mortgage loans and consumer loans, are excluded from the provisions of Statement 114.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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

              INCOME TAXES

        Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              EARNINGS PER SHARE

        In February 1997, the FASB issued Statement 128, "Earnings Per Share." Statement 128 supersedes APB Opinion No. 15, "Earnings Per Share," and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. It replaces the presentations of primary EPS with the presentation of basic EPS, and replaces fully diluted EPS with diluted EPS.

        Earnings per share of common stock for the year ended December 31, 1997 have been calculated according to the guidelines of Statement 128, and earnings per share of common stock for the year ended December 31, 1996 have been restated to conform with Statement 128. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of January 1, 1996. Earnings per share information for 1995 cannot be computed because the Company did not issue stock until September 26, 1996.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

       The components of basic and diluted earnings per share are as follows:

--------------------------------------------------------------------------------

                                                          Year ended
                                                         December 31,
                                                    ----------------------------
                                                    1997              1996
--------------------------------------------------------------------------------

        Basic:
           Net income                           $   2,842,641         641,620
           Weighted average common
               shares outstanding                   6,382,052       6,448,655
--------------------------------------------------------------------------------

        Basic earnings per share                $         .45             .10
------------------------------------------------------------------------------

        Diluted:
           Net income                               2,842,641         641,620
           Weighted average common
               shares outstanding                   6,382,052       6,448,655
           Stock options                               51,284              -
------------------------------------------------------------------------------

        Diluted weighted average common
           shares outstanding                       6,433,336       6,448,655
------------------------------------------------------------------------------

        Diluted earnings per share              $         .44             .10
------------------------------------------------------------------------------

              CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits.


 (2)    INVESTMENT SECURITIES HELD TO MATURITY

        The amortized cost and estimated fair value of investment securities held to maturity at December 31, 1996 is summarized as follows:

-------------------------------------------------------------------------------------------------------

                                                                  Gross         Gross       Estimated
                                                Amortized      unrealized    unrealized       fair
                                                  cost            gains        losses         value
-------------------------------------------------------------------------------------------------------

        United States Government and
           agency obligations                $  53,785,506         11,564          -        53,797,070
-------------------------------------------------------------------------------------------------------

        There were no sales of investment securities held to maturity in 1997, 1996, or 1995.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

 (3)    Loans Receivable

        A comparative summary of loans receivable follows:

-------------------------------------------------------------------------------

                                                   1997               1996
-------------------------------------------------------------------------------
        Mortgage loans:
            One to four-family            $      296,769,340       259,784,613
            Multifamily                            2,393,527         2,628,060
            Construction and land                  1,265,095           750,011
            Commercial                               754,986           815,027
-------------------------------------------------------------------------------

        Total mortgage loans                     301,182,948       263,977,711
-------------------------------------------------------------------------------

        Other loans:
            Passbook savings                         679,366           573,450
            Consumer installment loans                81,548            87,790
-------------------------------------------------------------------------------

        Total other loans                            760,914           661,240
-------------------------------------------------------------------------------

        Gross loans receivable                   301,943,862       264,638,951
        Less:
            Loans in process                        (914,463)         (871,918)
            Deferred loan fees                    (1,304,372)       (1,516,347)
            Allowance for loan losses             (1,064,041)         (944,799)
-------------------------------------------------------------------------------

                                          $      298,660,986       261,305,887
-------------------------------------------------------------------------------

        Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------

                                            1997            1996         1995
--------------------------------------------------------------------------------

        Balance at beginning of year   $     944,799       825,711      649,357
        Provision for loan losses            120,000       120,000      180,000
        Charge-offs                             (758)         (912)      (3,646)
--------------------------------------------------------------------------------

                                       $   1,064,041       944,799      825,711
--------------------------------------------------------------------------------

        Loans receivable delinquent three months or more at December 31 are as follows:

-------------------------------------------------------------------------------

                                                                 Percentage of
                                     Number                       gross loans
                                    of loans        Amount        receivable
-------------------------------------------------------------------------------

        1997                           14       $    962,811         0.32%
        1996                           14            936,842         0.36
        1995                           17            915,472         0.34
-------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements




--------------------------------------------------------------------------------

        The Company discontinues recognizing interest on loans 90 days and greater delinquent and on loans where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent, based on their original contractual terms, was approximately $55,000, $68,000, and $36,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

        No loans were identified as impaired under the provisions of Statement 114 by the Company at or during the years ended December 31, 1997 and 1996.


 (4)    Accrued Interest Receivable

        Accrued interest receivable is summarized as follows:

--------------------------------------------------------------------------------

                                                           1997          1996
--------------------------------------------------------------------------------

        Loans receivable                             $    1,468,100   1,310,132
        Mortgage-backed securities held to maturity             564         881
        Investment securities held to maturity                   -      435,149
        Interest-earning deposits                             9,700          -
        FHLB of Chicago stock                                45,980      47,121
        Reserve for uncollected interest                    (87,569)    (91,946)
--------------------------------------------------------------------------------

                                                     $    1,436,775   1,701,337
--------------------------------------------------------------------------------


 (5)    Office Properties and Equipment

        A comparative summary of office properties and equipment follows:

--------------------------------------------------------------------------------

                                                           1997         1996
--------------------------------------------------------------------------------

        Land                                            $  1,668,985   1,667,515
        Office buildings                                   5,702,264   5,646,704
        Office building improvements                       1,689,753   1,689,753
        Parking lot improvements                             364,921     364,921
        Furniture, fixtures, and equipment                 5,826,622   5,693,385
        Automobiles                                          151,632     152,551
--------------------------------------------------------------------------------

                                                          15,404,177  15,214,829
        Less accumulated depreciation and amortization     8,291,053   7,650,586
--------------------------------------------------------------------------------

                                                        $  7,113,124   7,564,243
--------------------------------------------------------------------------------

        Depreciation and amortization expense was $653,127, $609,529 and $740,415 for the years ended December 31, 1997, 1996, and 1995, respectively.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements




 (6)    Savings Deposits

        Savings deposits are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------

                                            Stated or weighted
                                           average interest rate                1997                          1996
                                           ---------------------        --------------------           ---------------------
                                              1997       1996           Amount       Percent           Amount        Percent
----------------------------------------------------------------------------------------------------------------------------

        NOW/Super NOW accounts                2.25%      2.25        $  42,716,106     17.2%       $  42,800,521      17.0%
        Money market accounts                 3.22       3.22           16,678,291      6.7           16,762,715       6.7
        Passbook accounts                     3.00       3.00           60,879,714     24.5           62,170,750      24.7
        Noninterest-bearing
           NOW accounts                           -         -            6,035,400      2.5            4,868,813       1.9
----------------------------------------------------------------------------------------------------------------------------

                                                                       126,309,511     50.9          126,602,799      50.3
----------------------------------------------------------------------------------------------------------------------------

        Certificate accounts                  5.84       5.79          121,907,850     49.1          125,192,047      49.7
----------------------------------------------------------------------------------------------------------------------------

                                              4.21%      4.22        $ 248,217,361    100.0%       $ 251,794,846     100.0%
----------------------------------------------------------------------------------------------------------------------------

                                                                                1997                          1996
                                                                        --------------------           ---------------------
                                                                        Amount       Percent           Amount        Percent
----------------------------------------------------------------------------------------------------------------------------

        Contractual maturity of certificate accounts:
           Under 12 months                                        $     71,630,311     58.8%     $    73,110,643      58.4%
           12 months to 36 months                                       36,557,895     30.0           28,164,669      22.5
           Over 36 months                                               13,719,644     11.2           23,916,735      19.1
----------------------------------------------------------------------------------------------------------------------------

                                                                  $    121,907,850    100.0%     $   125,192,047     100.0%
----------------------------------------------------------------------------------------------------------------------------

        The aggregate amount of savings deposits greater than $100,000 was approximately $22,276,000 and $21,284,000 at December 31, 1997 and 1996,
        respectively.

        Interest expense on savings deposits is summarized as follows:

----------------------------------------------------------------------------------------------------------------------------

                                                                               1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------

        NOW/Super NOW accounts                                          $       897,486           905,686          979,694
        Money market accounts                                                   526,594           556,368          565,157
        Passbook accounts                                                     1,903,320         2,016,972        2,137,021
        Certificate accounts                                                  7,048,299         7,364,821        7,091,556
----------------------------------------------------------------------------------------------------------------------------

                                                                        $    10,375,699        10,843,847       10,773,428
----------------------------------------------------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements




--------------------------------------------------------------------------------
 (7)    Borrowed Funds

        At December 31, 1997, borrowed funds consisted of advances from the Federal Home Loan Bank of Chicago in the amount of $5,000,000 which were due on demand under an open line of credit. The interest rate on the advances at December 31, 1997 was 6.92%. The Company has a collateral pledge agreement whereby it agrees to keep on hand, free of all other pledges, loans, and encumbrances, performing loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advances. All stock in the Federal Home Loan Bank of Chicago and all mortgage-backed securities are also pledged as additional collateral for advances. There were no borrowed funds at December 31, 1996.


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

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, of Tier 1 capital to total assets, and of tangible capital to average assets. As of December 31, 1997 and 1996, the Association met the capital adequacy requirements to which it is subject. There are no conditions or events since year end that management believes would affect the Association.

        The most recent notification from the federal banking agencies on February 14, 1996, categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that have changed the Association's category.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements




---------------------------------------------------------------------------------------------------------------------------

        The following table summarizes the Company's and the Association's actual capital and required capital at December
        31, 1997 and 1996 (dollars in thousands):

--------------------------------------------------------------------------------------------------------------------------

                                                                                                             To be well
                                                                                       For capital        capitalized under
                                                                                        adequacy          prompt corrective
                                                               Actual                   purposes               action
                                                          -----------------         ---------------       -----------------
                                                          Amount      Ratio         Amount    Ratio       Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------
        1997:
           Total capital (to risk-weighted assets):
                  Consolidated                       $     96,279    50.13%     $     N/A      N/A     $    N/A       N/A
                  Home Federal Savings and
                     Loan Association                      70,272    37.23          15,100    8.00%       18,874    10.00%
---------------------------------------------------------------------------------------------------------------------------

           Tier 1 capital (to risk-weighted assets):
                  Consolidated                             95,215    49.34            N/A      N/A          N/A       N/A
                  Home Federal Savings and
                     Loan Association                      69,208    36.67            N/A      N/A        11,324     6.00
---------------------------------------------------------------------------------------------------------------------------

           Tier 1 capital (to total assets):
                  Consolidated                             95,215    27.00            N/A      N/A          N/A       N/A
                  Home Federal Savings and
                     Loan Association                      69,208    20.88           9,946    3.00        16,663     5.00
---------------------------------------------------------------------------------------------------------------------------

           Tangible capital:
               Consolidated                                95,215    27.00            N/A      N/A          N/A       N/A
               Home Federal Savings and
                  Loan Association                         69,208    20.88           4,973    1.50          N/A       N/A
---------------------------------------------------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements


---------------------------------------------------------------------------------------------------------------------------

                                                                                                             To be well
                                                                                       For capital        capitalized under
                                                                                        adequacy          prompt corrective
                                                               Actual                   purposes               action
                                                          -----------------         ---------------       -----------------
                                                          Amount      Ratio         Amount    Ratio       Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------

        1996:
           Total capital (to risk-weighted assets):
                  Consolidated                       $    100,826    61.90%     $     N/A      N/A     $    N/A       N/A
                  Home Federal Savings and
                     Loan Association                      66,586    41.09          12,964    8.00%       16,205    10.00%
---------------------------------------------------------------------------------------------------------------------------

           Tier 1 capital (to risk-weighted assets):
                  Consolidated                             99,881    61.32            N/A      N/A          N/A       N/A
                  Home Federal Savings and
                     Loan Association                      65,641    40.51            N/A      N/A         9,722     6.00
---------------------------------------------------------------------------------------------------------------------------

           Tier 1 capital (to total assets):
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
---------------------------------------------------------------------------------------------------------------------------

           Tangible capital:
               Consolidated                                99,881    28.03            N/A      N/A          N/A       N/A
               Home Federal Savings and
                  Loan Association                         65,641    20.05           4,912    1.50          N/A       N/A
---------------------------------------------------------------------------------------------------------------------------


 (9)    Income Taxes

        Income tax expense is summarized as follows for the years ended December 31:
--------------------------------------------------------------------------

                                   1997           1996            1995
--------------------------------------------------------------------------

        Current:
            Federal         $    1,632,187         264,908      1,131,782
            State                  261,998          33,244        310,130
--------------------------------------------------------------------------

                                 1,894,185         298,152      1,441,912
--------------------------------------------------------------------------

        Deferred:
            Federal                (74,953)         96,956        138,478
            State                  (17,053)         22,058         31,506
--------------------------------------------------------------------------

                                   (92,006)        119,014        169,984
--------------------------------------------------------------------------

                            $    1,802,179         417,166      1,611,896
--------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





---------------------------------------------------------------------------------------------------------------

        The reasons for the difference between the effective tax rate and the corporate Federal income tax rate are summarized as follows:

---------------------------------------------------------------------------------------------------------------

                                                                                 1997         1996       1995
---------------------------------------------------------------------------------------------------------------

        Federal income tax rate                                                  34.0%        34.0       34.0
        Items affecting Federal income tax rate:
           State income taxes, net of Federal income tax benefit                  3.5          3.4        5.9
           Tax expense on recomputed base year tax reserve                        -            -          -
           Other, net                                                             1.3          2.0         .6
---------------------------------------------------------------------------------------------------------------

        Effective income tax rate                                                38.8%        39.4       40.5
---------------------------------------------------------------------------------------------------------------

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

---------------------------------------------------------------------------------------------------------------

                                                                                       1997            1996
---------------------------------------------------------------------------------------------------------------

        Deferred tax assets:
           Deferred loan fees                                                    $      494,829        659,771
           General allowance for losses on loans                                        463,701        430,246
           Future benefit state tax expense                                              54,413         65,322
           Recognition retention plan                                                   246,983             -
---------------------------------------------------------------------------------------------------------------

        Total gross deferred tax assets                                               1,259,926      1,155,339
---------------------------------------------------------------------------------------------------------------

        Deferred tax liabilities:
           Excess of tax bad debt reserve over base year amount                       1,848,099      1,847,791
           Dividends received in stock, not recognized for tax purposes                 164,429        168,959
           Depreciation                                                                 191,974        175,171
---------------------------------------------------------------------------------------------------------------

        Total gross deferred tax liabilities                                          2,204,502      2,191,921
---------------------------------------------------------------------------------------------------------------

        Net deferred tax liabilities                                             $      944,576      1,036,582
---------------------------------------------------------------------------------------------------------------

        No valuation allowance for deferred tax assets at December 31, 1997 and 1996 has been recorded, as the Company believes it is more likely than not that the deferred tax assets will be realized in the future.

        Retained earnings at December 31, 1997 and 1996 include $4,798,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then-current corporate income tax rate.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





--------------------------------------------------------------------------------

(10)    Officer, Director, and Employee Benefit Plans

              Employee Stock Ownership Plan (ESOP)

        In conjunction with the Association's conversion, the Association formed an ESOP. The ESOP covers substantially all employees that are age 21 or over and with at least 1,000 hours of service. The ESOP borrowed $5,607,400 from the Company and purchased 560,740 common shares issued in the conversion. The Association has committed to make discretionary contributions to the ESOP sufficient to service the requirements of the loan over a period of 10 years. During the years ended December 31, 1997 and 1996, 56,074 and 14,018 shares were allocated. ESOP expense recognized for the years ended December 31, 1997 and 1996 was $932,000 and $189,000.

              Stock Option Plan

        On April 17, 1997, the Company's stockholders approved the Company's adoption of a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Association. The number of shares of common stock authorized under the Plan is 700,925, equal to 10% of the total number of shares issued in the Company's initial stock offering. Substantially all options were granted in 1997. Options vest at a rate of 20% per year. The exercise price is equal to the fair market value of the common stock at the date of grant, and the option term cannot exceed 10 years.

        A summary of the status of the Company's stock option transactions under the Plan for the year ended December 31, 1997 is presented below:

--------------------------------------------------------------------------------

                                                                     Weighted
                                                                      average
                                                       Shares     exercise price
--------------------------------------------------------------------------------

        Options outstanding at December 31, 1996            -      $     -
        Options granted                                700,921         14.81
        Options exercised                                   -            -
-------------------------------------------------------------------------------

        Options outstanding at December 31, 1997       700,921         14.81
-------------------------------------------------------------------------------

        Exercisable at year end                             -            -
-------------------------------------------------------------------------------

        Weighted-average grant date fair value
              of options granted during the year                   $    3.03
-------------------------------------------------------------------------------

        As of December 31, 1997, the Company adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123). The per share weighted-average fair value of stock options granted during 1997 was $3.03, on the date of grant using the Black Scholes options pricing model with the following weighted-average assumptions as of December 31, 1997: an expected dividend yield of 2.2%, expected volatility of 14.3%, risk-free interest rate of 6.3%, and an expected life of five years.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





--------------------------------------------------------------------------------

        Under Statement 123, the Company is required to disclose pro forma net income and earnings per share for 1997 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------

        Net income:
          As reported                                                   $  2,843
          Pro forma                                                        1,443

        Earnings per share:
          Basic:
             As reported                                                    0.45
             Pro forma                                                      0.23
          Diluted:
             As reported                                                    0.44
             Pro forma                                                      0.22
--------------------------------------------------------------------------------

              RECOGNITION AND RETENTION PLAN (RRP)

        On April 17, 1997, the Company's stockholders approved the Company's adoption of an RRP, which was authorized to acquire 4%, or 280,370 shares, of the common stock issued in the Company's initial public offering. The shares were purchased in the open market at a weighted average price of $16.04 per share. The cost of the contribution to the RRP is being amortized to compensation expense as the Association's employees and directors become vested in those shares. At December 31, 1997, restricted share awards were granted with respect to substantially all of the shares purchased by the RRP. The aggregate purchase price of all shares acquired by the RRP is reflected as a reduction of stockholders' equity and, to the extent shares have been awarded, is shown as amortized expense as the Company's employees and directors become vested in their stock awards. Shares vest at a rate of 20% per year with the first vesting period ending May 1, 1998. There were no shares distributed to employees for the year ended December 31, 1997. For the year ended December 31, 1997, $599,766 was recorded as compensation expense.

              PENSION PLAN

        On June 6, 1996, the Board of Directors of the Association terminated its noncontributory pension plan effective August 31, 1996. Plan benefits ceased to accrue on June 30, 1996. Upon termination, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump sum settlement of the benefit entitlement. The Association recorded a pension curtailment expense of $837,000 in 1996 in conjunction with the termination of the pension plan. The pension plan was liquidated in January, 1997 and $182,000 in excess funds reverted back to the Company.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





        The Association's pension plan financial data at December 31, 1996 is shown below:

              FUNDED STATUS

--------------------------------------------------------------------------------

        Actuarial present value of benefit obligations:
           Accumulated benefit obligation, including
               vested benefits of $2,891,088 at 1996                $ 2,891,088
--------------------------------------------------------------------------------

        Projected benefit obligation                                  2,891,088
        Plan assets at fair value                                     1,420,829
--------------------------------------------------------------------------------

        Projected benefit obligation greater than plan assets         1,470,259
        Unrecognized net loss from past experience different
           from that assumed and effects of changes in assumptions     (288,678)
        Unrecognized net asset at January 1, 1987 being recognized
           over 14 years                                                 47,181
        Unrecognized prior service cost                                      -
--------------------------------------------------------------------------------

        Accrued pension cost before additional minimum liability      1,228,762
        Additional minimum liability                                    241,497
--------------------------------------------------------------------------------

        Accrued pension cost after additional minimum liability     $ 1,470,259
--------------------------------------------------------------------------------

              NET PERIODIC PENSION COST

--------------------------------------------------------------------------------

                                                              1996       1995
--------------------------------------------------------------------------------
        Service cost                                    $     81,946    114,166
        Interest cost on projected benefit obligation        139,956    129,277
        Actual return on plan assets                         (96,484)   (88,394)
        Net amortization and deferral                        (17,399)   (15,921)
--------------------------------------------------------------------------------

        Net periodic pension cost                       $    108,019    139,128
--------------------------------------------------------------------------------

        The rates used in the actuarial valuations are as follows:


--------------------------------------------------------------------------------

                                                                1996        1995
--------------------------------------------------------------------------------

        Discount rate                                           4.75 %      7.25
        Long-term rate of return                                8.00        8.00
        Salary progression                                       -          6.00
--------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements




--------------------------------------------------------------------------------

(11)    COMMITMENTS AND CONTINGENCIES

        At December 31, 1997, the Company was obligated under an operating lease on property used for branch operations. Rental expense for 1997, 1996, and 1995 was $37,000, $62,000 and $75,000, respectively. Future required minimum annual rental payments under noncancelable lease agreements are as follows:

--------------------------------------------------------------------------------

            Year ended
           December 31,                                                 Amount
--------------------------------------------------------------------------------

              1998                                                $      27,000
              1999                                                       27,000
              2000                                                       27,000
              2001                                                       27,000
              2002                                                       13,500
--------------------------------------------------------------------------------

                                                                  $     121,500
--------------------------------------------------------------------------------

        The Company is involved in various legal proceedings incidental to the normal course of business. Although the outcome of such litigation cannot be predicted with any certainty, management is of the opinion, based on the advice of legal counsel, that final disposition of any litigation should not have a material effect on the consolidated financial statements of the Company.


(12)    CONCENTRATIONS OF CREDIT RISK AND FINANCIAL
              INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments represent commitments to originate first mortgage loans which the Company plans to fund within the normal commitment period of 60 to 180 days. At December 31, 1997, the Company had commitments to originate fixed and variable rate mortgage loans of approximately $3,704,000 and $2,305,000, respectively, at rates ranging between 6.625% and 8.75%. The Company evaluated each customer's creditworthiness on a loan-by-loan basis, thus the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the balance sheet.

        Substantially all of the Company's mortgage loans are secured by single-family homes in the northwestern suburban area of Chicago.


(13)    DIVIDEND RESTRICTIONS

        The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Association), and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. The OTS has the ability to object to a capital distribution notice on safety and soundness grounds.

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------------------------------

                                                          1997                               1996
                                              ---------------------------------  ------------------------------
                                                  Carrying         Estimated         Carrying         Estimated
                                                   amount         fair value          amount         fair value
------------------------------------------------------------------------------------------------------------------
        Financial assets:
           Cash and due from banks         $       6,852,441        6,852,441         5,661,507        5,661,507
           Interest-earning deposits              34,708,634       34,708,634        22,341,178       22,341,178
           Investment securities
              held to maturity                            -                -         53,785,506       53,797,070
           Loans receivable                      301,943,862      305,216,735       264,638,951      266,294,948
           Mortgage-backed securities
              held to maturity                        91,546           91,721           142,028          142,522
           Accrued interest receivable             1,436,775        1,436,775         1,701,337        1,701,337
           Federal Home Loan Bank
              of Chicago stock                     2,606,000        2,606,000         2,678,000        2,678,000
------------------------------------------------------------------------------------------------------------------

        Total financial assets             $     347,639,258      350,912,306       350,948,507      352,616,562
------------------------------------------------------------------------------------------------------------------
        Financial liabilities:
           Nonmaturing savings deposits          126,309,511      126,309,511       126,602,799      126,602,799
           Savings deposits with
              stated maturities                  121,907,850      122,587,856       125,192,047      126,276,699
           Borrowed funds                          5,000,000        5,000,000                -                -
           Accrued interest payable                  156,141          156,141           118,578          118,578
------------------------------------------------------------------------------------------------------------------

        Total financial liabilities        $     253,373,502      254,053,508       251,913,424      252,998,076
------------------------------------------------------------------------------------------------------------------

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

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

              LOANS RECEIVABLE

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and then further segmented into fixed and variable rate interest terms and by performing and nonperforming categories. The fair value of performing fixed rate loans is calculated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on new loan rates adjusted to reflect differences in servicing and credit costs. For variable rate loans, fair value is estimated to be book value, as these loans reprice frequently or have a relatively short term to maturity and there has been little or no change in credit quality since origination. Fair value for nonperforming loans is calculated by discounting estimated future cash flows using a C-rated bond yield with principal and interest assumed paid in 18 months.

              ACCRUED INTEREST RECEIVABLE

        The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

              FEDERAL HOME LOAN BANK OF CHICAGO STOCK

        The fair value of this stock is based on its redemption value.

              SAVINGS DEPOSITS

        Under Statement 107, the fair value of savings deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW/Super NOW accounts, money market accounts, and passbook accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

              BORROWED FUNDS

        The fair value of advances from the Federal Home Loan Bank of Chicago is equal to the amount payable on demand as of December 31, 1997 due to the variable interest rate on the debt.

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

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





--------------------------------------------------------------------------------

        In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and property, plant, and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


(15)    CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following condensed statements of financial condition as of December 31, 1997 and 1996 and statements of earnings and cash flows for the period from September 26, 1996 (date of commencement of operations) to December 31, 1996 and year ended December 31, 1997 for Home Bancorp of Elgin, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                              Condensed Statements of Financial Condition

---------------------------------------------------------------------------------------------------

                                                                          1997              1996
---------------------------------------------------------------------------------------------------

        Assets:
           Cash and cash equivalents                                $     2,697,343      4,155,239
           Interest-earning deposits                                     18,355,010             -
           Investment securities held to maturity                                -      24,776,445
           Equity investment in the Association                          69,207,245     65,592,033
           Loan receivable from the Association                           4,906,475      5,467,215
           Other assets                                                       9,700          1,993
---------------------------------------------------------------------------------------------------

                                                                    $    95,175,773     99,992,925
---------------------------------------------------------------------------------------------------

        Liabilities - other liabilities                                     (39,211)       161,142
---------------------------------------------------------------------------------------------------

        Stockholders' equity:
           Common stock                                                      70,093         70,093
           Additional paid-in capital                                    68,324,277     67,904,289
           Retained earnings                                             38,095,172     37,324,616
           Treasury stock                                                (2,469,602)            -
           Common stock acquired by Recognition and Retention Plan       (3,898,481)            -
           Common stock acquired by Employee Stock Ownership Plan        (4,906,475)    (5,467,215)
---------------------------------------------------------------------------------------------------

        Total stockholders' equity                                       95,214,984     99,831,783
---------------------------------------------------------------------------------------------------

                                                                    $    95,175,773     99,992,925
---------------------------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements



                                  Condensed Statements of Earnings

------------------------------------------------------------------------------------------------------------

                                                                    Year ended            Period from
                                                                   December 31,      September 26, 1996 to
                                                                       1997            December 31, 1996
------------------------------------------------------------------------------------------------------------
        Equity in undistributed earnings of the Association       $    2,634,484              494,550
        Interest income                                                1,740,705              511,270
        Noninterest expense                                           (1,400,579)             (98,549)
------------------------------------------------------------------------------------------------------------

        Income before income taxes                                     2,974,610              907,271
        Income tax expense                                               131,969              160,162
------------------------------------------------------------------------------------------------------------

        Net income                                                $    2,842,641              747,109
------------------------------------------------------------------------------------------------------------

                                 Condensed Statements of Cash Flows

------------------------------------------------------------------------------------------------------------

                                                                   Year ended             Period from
                                                                  December 31,       September 26, 1996 to
                                                                      1997             December 31, 1996
------------------------------------------------------------------------------------------------------------
        Operating activities:
           Net income                                           $     2,842,641                 747,109
           Equity in undistributed earnings of the Association       (2,634,484)               (494,550)
           Accretion of discounts                                      (223,555)               (237,526)
           Cost of RRP                                                  599,767                      -
           Increase in other assets                                      (7,707)                 (1,993)
           Increase (decrease) in other liabilities                    (200,353)                161,142
------------------------------------------------------------------------------------------------------------

           Net cash provided by operating activities                    376,309                 174,182
------------------------------------------------------------------------------------------------------------

        Investing activities:
           Purchase of capital stock of the Association                      -              (28,379,791)
           Origination of loan receivable                                    -               (5,607,400)
           Repayment of loan receivable                                 560,740                 140,185
           Maturity of investments held to maturity                  25,000,000                      -
           Purchase of investment securities held to maturity                -              (24,538,919)
------------------------------------------------------------------------------------------------------------

        Net cash provided by (used in) investing activities          25,560,740             (58,385,925)
------------------------------------------------------------------------------------------------------------

        Financing activities:
           Net proceeds from sale of common stock                            -               62,366,982
           Dividends paid on common stock                            (2,072,085)                     -
           Purchase of treasury stock                                (2,469,602)                     -
           Purchase of RRP stock                                     (4,498,248)                     -
------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities          (9,039,935)             62,366,982
------------------------------------------------------------------------------------------------------------

        Net increase in cash and cash equivalents                    16,897,114               4,155,239
        Cash and cash equivalents at beginning of period              4,155,239                      -
------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents at end of period              $    21,052,353               4,155,239
------------------------------------------------------------------------------------------------------------

HOME BANCORP OF ELGIN, INC.

Notes to Consolidated Financial Statements





---------------------------------------------------------------------------------------------------------------------------

(16)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

---------------------------------------------------------------------------------------------------------------------------

                                                 Year ended December 31, 1997             Year ended December 31, 1996
                                            -------------------------------------   ---------------------------------------
                                             1st qtr.  2nd qtr.  3rd qtr. 4th qtr.   1st qtr.  2nd qtr.  3rd qtr.  4th qtr.
---------------------------------------------------------------------------------------------------------------------------
                                                                   (in thousands, except per share data)
        Interest income                   $    6,147    6,294     6,326      6,262     5,629    5,578      5,655     6,197
        Interest expense                       2,569    2,612     2,730      2,639     2,773    2,713      2,773     2,622
--------------------------------------------------------------------------------------------------------------------------

        Net interest income before
           provision for loan losses           3,578    3,682     3,596      3,623     2,856    2,865      2,882     3,575
        Provision for loan losses                 30       30        30         30        30       30         30        30
--------------------------------------------------------------------------------------------------------------------------

        Net interest income after
           provision for loan losses           3,548    3,652     3,566      3,593     2,826    2,835      2,852     3,545
        Other income                             472      251       262        304       319      308        305       289
        Noninterest expense (1)                2,569    2,728     2,811      2,895     2,303    2,323      4,123     2,635
        Curtailment of pension plan               -        -         -          -         -       837         -         -
--------------------------------------------------------------------------------------------------------------------------

        Income (loss) before income
           tax expense (benefit)               1,451    1,175     1,017      1,002       842      (17)      (966)    1,199
        Income tax expense
           (benefit)                             563      456       394        389       330       (7)      (375)      468
--------------------------------------------------------------------------------------------------------------------------

        Net income (loss)                        888      719       623        613       512      (10)      (591)      731

        Earnings (loss) per share(2) (3):
               Basic                             .14      .11      .10        .10       .08           -     (.09)      .11
               Diluted                           .14      .10      .10        .10       .08           -     (.09)      .11
---------------------------------------------------------------------------------------------------------------------------

        Cash dividends declared
           per share                      $       -       .10      .10        .10         -           -         -        -
--------------------------------------------------------------------------------------------------------------------------

        (1) Third quarter noninterest expense for 1996 includes a one-time special assessment charge resulting from legislation passed on September 30, 1996, regarding the Savings Association Insurance Fund (SAIF). To cover the special assessment called for by the legislation, the Company recorded a pretax charge of $1.8 million.

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

        (3) The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards 128, "Earnings per Share."